Exhibit 99.1

Item 6.	Selected Financial Data

The Company was formed to succeed to the businesses of Sunstone Hotel Investors, L.L.C. (“SHI”), WB Hotel Investors, LLC (“WB”), and Sunstone/WB Hotel Investors IV, LLC (“WB IV”) (collectively, the “Sunstone Predecessor Companies” or the “Predecessor”), which were engaged in owning, acquiring, selling, managing, and renovating hotel properties in the United States. The following table sets forth selected financial information for the Company and the Predecessor, that has been derived from the consolidated and combined financial statements and notes. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and combined financial statements and related notes included elsewhere in this Form 10-K.

	The Company				The Predecessor(1)
	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Period October 26, 2004 through December 31, 2004	Period January 1, 2004 through October 25, 2004	Year Ended December 31, 2003
Operating Data ($ in thousands):
Revenues:
Room	$643,760	$517,096	$337,586	$39,380	$206,586	$218,448
Food and beverage	258,006	207,660	143,300	18,995	76,740	88,596
Other operating	69,034	54,933	42,358	6,844	32,036	31,591
Management and other fees from affiliates	—	—	—	4	688	705

Total revenues	970,800	779,689	523,244	65,223	316,050	339,340

Operating expenses:
Room	140,324	114,170	74,430	9,325	44,380	51,075
Food and beverage	184,567	144,926	98,808	12,850	52,634	62,084
Other operating	40,410	35,304	27,869	4,542	21,444	21,968
Advertising and promotion	51,603	42,730	33,237	4,020	18,100	20,511
Repairs and maintenance	37,115	31,465	21,614	2,989	12,808	15,109
Utilities	34,450	29,937	21,206	2,840	12,557	13,787
Franchise costs	36,467	30,404	18,620	2,655	14,532	15,018
Property tax, ground lease and insurance	53,780	48,791	28,851	3,734	17,188	22,301
Property general and administrative	111,056	91,566	59,835	8,198	25,769	26,231
Corporate overhead	28,066	18,906	14,450	7,175	23,214	25,187
Depreciation and amortization	112,463	84,857	57,269	8,157	36,188	38,964
Impairment loss	—	—	—	—	1,245	5,139

Total operating expenses	830,301	673,056	456,189	66,485	280,059	317,374

Operating income (loss)	140,499	106,633	67,055	(1,262)	35,991	21,966
Equity in earnings (losses) of unconsolidated joint ventures	(3,588)	140	—	—	—	—
Interest and other income	9,101	4,206	3,079	154	560	773
Interest expense	(93,110)	(80,133)	(48,913)	(13,239)	(34,940)	(41,831)

Income (loss) before minority interest, income taxes, and discontinued operations	52,902	30,846	21,221	(14,347)	1,611	(19,092)
Minority interest	—	—	(1,761)	2,706	125	(17)
Income tax benefit	—	—	—	—	54	2,913

Income (loss) from continuing operations	52,902	30,846	19,460	(11,641)	1,790	(16,196)
Income (loss) from discontinued operations	72,761	22,391	10,745	(6,256)	(19,993)	(6,070)

Net income (loss)	125,663	53,237	30,205	$(17,897)	$(18,203)	$(22,266)

Preferred stock dividends and accretion	(20,795)	(19,616)	(10,973)
Undistributed income allocated to Series C preferred stock	(1,583)	—	—

Income available to common stockholders	$103,285	$33,621	$19,232

Net income (loss) from continuing operations available to common stockholders per diluted common share	$0.52	$0.20	$0.21	$(0.35)

Cash flows provided by (used in) operating activities	$213,621	$163,569	$112,054	$(236)	$33,064	$60,034

Balance sheet data ($ in thousands):
Investment in hotel properties, net	$2,470,692	$2,166,369	$1,761,459	$1,127,272		$1,227,537
Total assets	3,049,152	2,760,373	2,249,189	1,253,745		1,364,942
Total debt	1,722,151	1,499,828	1,181,178	712,461		917,652
Total liabilities	1,855,721	1,623,294	1,290,164	791,583		1,033,993
Equity	1,093,935	1,037,783	859,929	417,332		330,345

(1)	In connection with our public offering in 2004, we undertook certain formation and structuring transactions with respect to our operating and capital structure to prepare for operation as a public company. These transactions affect the comparability of our results from and after October 26, 2004 and our results prior to that date.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We own primarily luxury, upper upscale and upscale hotels in the United States operated under leading brand names such as Marriott, Hilton, Hyatt, Fairmont, and Starwood. Our portfolio also includes midscale hotels.

Operations

To qualify as a REIT, we are precluded from directly operating and earning income from our hotels. Therefore, consistent with the provisions of the Code, the Operating Partnership and its subsidiaries have leased our hotel properties to the TRS Lessee, which has in turn contracted with “eligible independent contractors” to manage our hotels. Under the Code, an “eligible independent contractor” is an independent contractor who is actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS Lessee. The Operating Partnership and the TRS Lessee are consolidated into our financial statements for accounting purposes. The income of the TRS Lessee is subject to taxation like other C corporations, which may reduce our operating results, funds from operations and the cash otherwise available for distribution to our stockholders.

Factors Affecting Our Results of Operations

Acquisitions. In January 2007, we acquired the 499-room Renaissance LAX hotel located in Los Angeles, California for approximately $65.2 million and retained Marriott as manager.

In March 2007, we acquired the 402-room Marriott Long Wharf hotel located in Boston, Massachusetts for approximately $228.5 million and retained Marriott as manager. In connection with this acquisition we obtained a $176.0 million mortgage loan with a maturity date of April 2017 and a fixed interest rate of 5.58%.

In May 2007, we acquired the 464-room Marriott Boston Quincy hotel located in Quincy, Massachusetts for approximately $117.0 million and retained Marriott as manager.

The following table sets forth the hotels we have acquired since January 1, 2005:

Hotels	Rooms	Acquisition Date
2007:
Marriott Boston Quincy, Quincy, Massachusetts	464	May 1, 2007
Marriott Long Wharf, Boston, Massachusetts	402	March 23, 2007
Renaissance LAX, Los Angeles, California	499	January 4, 2007
2006:
W Hotel, San Diego, California	258	June 26, 2006
Embassy Suites, La Jolla, California	340	May 17, 2006
Hilton Times Square, New York City, New York	460	March 17, 2006
Marriott Del Mar, San Diego, California	284	January 10, 2006
2005:
Hyatt Regency, Los Angeles (Century City), California	726	October 5, 2005
Fairmont Hotel, Newport Beach, California	444	July 11, 2005
Sheraton Hotel, Cerritos, California	203	June 27, 2005
Renaissance Orlando Resort at Sea World, Orlando, Florida(1)	778	June 23, 2005
Renaissance Harborplace, Baltimore, Maryland	622	June 23, 2005
Renaissance Concourse, Atlanta, Georgia	387	June 23, 2005
Renaissance Long Beach, Long Beach, California	374	June 23, 2005
Renaissance Westchester, White Plains, New York	347	June 23, 2005
Renaissance Washington, D.C., Washington D.C.	807	June 23, 2005	(2)

Total January 1, 2005 to December 31, 2007	7,395

(1)	Acquired 85% ownership interest.
(2)	Acquired 25% ownership interest on June 23, 2005, and the remaining 75% interest July 13, 2005.

The aggregate cost for these 16 hotel acquisitions was approximately $1.9 billion, or $257,000 per room.

Investment in unconsolidated joint ventures. In December 2006, we entered into a joint venture agreement with Whitehall Street Global Real Estate Limited Partnership 2005 and Highgate Holdings to acquire the 460-room Doubletree Guest Suites Hotel located in New York City, New York. Our total initial investment in the joint venture was approximately $68.5 million. Our total initial investment was funded entirely from cash on hand and was comprised of two parts: (i) a $28.5 million mezzanine loan, which bore an interest rate of 8.5% on a face value of $30.0 million and (ii) a $40.0 million equity investment representing a 38% ownership interest in the joint venture. In April 2007, we sold the $28.5 million mezzanine loan for net proceeds of $29.0 million. The total debt of the joint venture is $300.0 million, including the $30.0 million mezzanine loan.

In December 2007, we entered into a joint venture agreement with Strategic Hotels & Resorts, Inc., or Strategic, to own and operate BuyEfficient, LLC, an electronic purchasing platform that allows members to procure food, operating supplies, furniture, fixtures and equipment. Under the terms of the agreement, Strategic acquired a 50% interest in BuyEfficient, LLC from us for $6.3 million. As part of this transaction, we recognized a gain on sale of $6.1 million, and contributed $0.3 million to the new joint venture with Strategic to operate BuyEfficient, LLC. Prior to this sale, all of BuyEfficient, LLC’s revenue and expenses were reflected on the appropriate line of our income statements. After this sale, our 50% interest in BuyEfficient, LLC is reflected on our balance sheet as investment in unconsolidated joint ventures, and on our income statements as equity in earnings (losses) of unconsolidated joint ventures.

Dispositions. The following table sets forth the hotels we have sold since January 1, 2005:

Hotels	Rooms	Disposition Date
2007:
Sheraton, Salt Lake City, Utah	362	December 20, 2007
Courtyard by Marriott, Oxnard, California	166	June 29, 2007
Courtyard by Marriott, Riverside, California	163	June 29, 2007
Hawthorn Suites, Sacramento, California	272	June 29, 2007
Hilton Garden Inn, Lake Oswego, Oregon	179	June 29, 2007
Residence Inn by Marriott, Oxnard, California	251	June 29, 2007
Residence Inn by Marriott, Sacramento, California	126	June 29, 2007
2006:
Holiday Inn, Rochester, Minnesota	170	December 21, 2006
Courtyard by Marriott, Fresno, California	116	September 13, 2006
Courtyard by Marriott, Lynnwood, Washington	164	September 13, 2006
Courtyard by Marriott, Santa Fe, New Mexico	213	September 13, 2006
Crowne Plaza, Englewood, New Jersey	194	September 13, 2006
Crowne Plaza, Williamsburg, Virginia	303	September 13, 2006
Hawthorn Suites, Kent, Washington	152	September 13, 2006
Holiday Inn, Boise, Idaho	265	September 13, 2006
Holiday Inn, Craig, Colorado	152	September 13, 2006
Holiday Inn, Price, Utah	151	September 13, 2006
Holiday Inn, Renton, Washington	226	September 13, 2006
Holiday Inn, San Diego (Stadium), California	175	September 13, 2006
Marriott, Ogden, Utah	292	September 13, 2006
Marriott, Pueblo, Colorado	164	September 13, 2006
Holiday Inn, Hollywood, California	160	March 15, 2006
2005:
Holiday Inn, Provo, Utah	78	December 22, 2005
Doubletree, Carson, California	224	April 14, 2005
Holiday Inn, Mesa, Arizona	246	April 14, 2005

Total January 1, 2005 to December 31, 2007	4,964

The aggregate net sale proceeds for the 25 hotel dispositions through December 31, 2007 was $373.4 million, or $75,000 per room. The results of operations of all of the hotels identified above and the gains or losses on dispositions through December 31, 2007 are included in discontinued operations for all periods presented through the time of sale. The proceeds from the sales are included in our cash flows from investing activities for the respective periods.

The following table summarizes our portfolio and room data from the beginning of 2005 through December 31, 2007, adjusted for the hotels acquired and sold during the respective periods.

	2007	2006	2005
Portfolio Data—Hotels
Number of hotels—beginning of period	49	60	54
Add: Acquisitions	3	4	9
Less: Sales	(7)	(15)	(3)

Number of hotels—end of period	45	49	60
Portfolio Data—Rooms
Number of rooms—beginning of period	15,758	17,333	13,183
Add: Acquisitions	1,365	1,322	4,701
Add: Room expansions	21	—	—
Less: Sales	(1,519)	(2,897)	(548)
Less: Rooms converted to other usage	—	—	(3)

Number of rooms—end of period	15,625	15,758	17,333
Average rooms per hotel—end of period	347	322	289

Renovations. During 2007, we spent $135.2 million on capital investments. This included repositioning projects completed during the year at the Renaissance Orlando, Renaissance Baltimore, Renaissance Long Beach, Hyatt Regency Century Plaza, Hilton Times Square and Embassy Suites La Jolla hotels.

Indebtedness. During the first quarter of 2007, we drew down $138.0 million of our $200.0 million credit facility to fund our purchases of the Renaissance LAX and the Marriott Long Wharf, and to fund other working capital requirements. During the second quarter of 2007, we drew down an additional $27.0 million of the credit facility to fund our purchase of the Marriott Boston Quincy, and to fund other working capital requirements. During the fourth quarter, we drew down an additional $10.0 million of the credit facility to fund working capital requirements. We repaid $24.0 million of the credit facility in April 2007, and $141.0 million in June 2007, using proceeds we received from the sale of six hotel properties, and repaid the remaining $10.0 million balance in November 2007. As of December 31, 2007, we had no outstanding indebtedness under our credit facility, and had $10.8 million outstanding irrevocable letters of credit backed by the credit facility, leaving, as of that date, $189.2 million available under the credit facility.

In March 2007, we obtained a $176.0 million mortgage loan with a maturity date of April 2017 and a fixed interest rate of 5.58% in connection with the acquisition of the Marriott Long Wharf. In addition, in April 2007, we amended one of our mortgage loans to eliminate amortization and to provide for partial collateral releases, provided we continue to meet certain loan covenants, from May 2007 until the maturity date of May 2011, at which time the outstanding loan balance of $248.2 million will be due and payable. We also repaid a $175.0 million mortgage loan in June 2007, which had a maturity date of December 2014. In connection with this repayment, we incurred prepayment penalties of $0.4 million, which are included in discontinued operations on our consolidated income statement for the year ended December 31, 2007.

In June 2007, the Operating Partnership issued an aggregate $250.0 million of exchangeable senior notes with a maturity date of July 2027 and an interest rate of 4.60%. Interest on the notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2008. The notes, subject to specified events and other conditions, are exchangeable into, at our option, cash, our common stock, or a combination of cash and our common stock. The initial exchange rate for each $1,000 principal amount of notes is 28.9855 shares of our common stock, representing an exchange price of approximately $34.50 per common share. The initial exchange rate is subject to adjustment under certain circumstances. The Operating Partnership does not have the right to redeem the notes, except to preserve our REIT status, before January 20, 2013, and may redeem the notes, in whole or in part, thereafter at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest. Upon specified change in control events as well as specified dates, holders of the notes may require the Operating Partnership to repurchase their notes, in whole or in part, for cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest. The notes are the senior unsecured obligations of the Operating Partnership. We and all of our subsidiaries that are guarantors under our credit facility have guaranteed the Operating Partnership’s obligations under the notes.

In August 2007, we repaid a $13.1 million mortgage loan with a maturity date of September 2007.

In December 2007, we repaid an $8.7 million mortgage loan with an effective maturity date of August 2009, incurring a loss on early extinguishment of debt of $0.8 million.

Operating Performance Indicators. The following performance indicators are commonly used in the hotel industry:

•	occupancy;

•	average daily rate, or ADR;

•	revenue per available room, or RevPAR, which is the product of occupancy and ADR, but does not include food and beverage revenue, or other operating revenue;

•

comparable RevPAR growth, which we define as the change in RevPAR generated by hotels we owned as of the end of the reporting period, but excluding those hotels that experienced material and prolonged business interruption due to renovations, re-branding or property damage during either the current or preceding calendar year. For hotels that were not owned for the entirety of the comparison periods, comparable RevPAR is calculated using RevPAR generated during periods of prior ownership. We refer to this subset of our hotels used to calculate comparable RevPAR growth as our “Comparable Portfolio”;

•	hotel operating margin, which is the product of total operating income divided by total revenues;

•	comparable hotel operating margin, which is the operating margin of our Comparable Portfolio; and

•	operating leverage, which is the product of incremental operating income divided by incremental revenues.

Revenues. Substantially all of our revenues are derived from the operation of our hotels. Specifically, our revenues consist of the following:

•	Room revenues, which is the product of the number of rooms sold and the ADR;

•	Food and beverage revenues, which is comprised of revenues realized in the hotel food and beverage outlets as well as banquet and catering events; and

•

Other operating revenues, which include ancillary hotel revenue primarily driven by occupancy such as telephone, transportation, parking, spa, entertainment and other guest services. Additionally, this category includes operating revenue from our two commercial laundry facilities located in Rochester, Minnesota and Salt Lake City, Utah. Prior to December 2007, this category also included operating revenue from BuyEfficient, LLC. As described above, in December 2007 we entered into a joint venture agreement with Strategic and sold a 50% interest in BuyEfficient, LLC to Strategic. Going forward, in accordance with the equity method of accounting, our 50% share of BuyEfficient, LLC’s earnings will now be shown on the line item equity in earnings (losses) of unconsolidated joint ventures. Due to our continued investment in BuyEfficient, LLC, no amounts have been reclassified to discontinued operations.

Expenses. Our expenses consist of the following:

•	Room expense, which is primarily driven by occupancy and, therefore, has a significant correlation with room revenue;

•	Food and beverage expense, which is primarily driven by food and beverage sales and banquet and catering bookings and, therefore, has a significant correlation with food and beverage revenue;

•	Other operating expense, which includes the corresponding expense of other operating revenue, advertising and promotion, repairs and maintenance, utilities, and franchise fees;

•

Property general and administrative expense, which includes our property-level general and administrative expenses, such as payroll and related costs, professional fees, travel expenses, and management fees;

•	Property tax, ground lease and insurance expense, which includes the expenses associated with property tax, ground lease and insurance payments, each of which is primarily a fixed expense;

•

Corporate overhead expense, which includes our corporate-level expenses such as payroll and related costs, amortization of deferred stock compensation, professional fees, travel expenses and office rent; and

•	Depreciation and amortization expense, which includes depreciation on our hotel buildings, improvements, furniture, fixtures and equipment.

Other Revenue and Expense. Other revenue and expense consists of the following:

•	Equity in earnings (losses) of unconsolidated joint ventures, which includes our portion of earnings or losses from our joint ventures;

•

Interest and other income, which includes interest we have earned on our restricted and unrestricted cash accounts as well as any gains or losses we have recognized on sales of assets other than hotels;

•

Interest expense, which includes interest expense incurred on our outstanding debt, amortization of deferred financing fees, prepayment penalties and costs associated with early extinguishment of debt; and

•	Preferred stock dividends and accretion, which includes dividends earned on our Series A and Series C preferred stock and redemption value accretion on our Series C preferred stock

Most categories of variable operating expenses, such as utilities and certain labor costs, such as housekeeping, fluctuate with changes in occupancy. Increases in RevPAR attributable to improvements in occupancy are accompanied by increases in corresponding categories of variable operating costs and expenses. Increases in RevPAR attributable to improvements in ADR typically result in more limited increases in operating costs and expenses, primarily credit card commissions and management and franchise fees. Thus, changes in ADR generally have a more significant effect on our operating margins than changes in occupancy.

We continually work with our operators to improve our operating leverage, which generally refers to our ability to retain incremental revenue as profit by minimizing incremental operating expenses. There are, however, limits to how much our operators can accomplish in this regard without affecting the competitiveness of our hotels and our guests’ experiences at our hotels. Furthermore, our hotels operate with significant fixed costs, such as general and administrative expense, insurance, property taxes, and other expenses associated with owning hotels that our operators cannot necessarily control. For example, we have experienced increases in hourly wages, employee benefits (especially health insurance) and utility costs, which negatively affected our operating margin. Our historical performance may not be indicative of future results, and our future results may be worse than our historical performance.

Operating Results

The following table presents our operating results for 2007 and 2006, including the amount and percentage change in the results between the two periods. These period amounts can be found in our consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K.

	2007	2006	Change $	Change %
	(dollars in thousands, except statistical data)
Revenues
Room	$643,760	$517,096	$126,664	24.5%
Food and beverage	258,006	207,660	50,346	24.2%
Other operating	69,034	54,933	14,101	25.7%

Total revenues	970,800	779,689	191,111	24.5%

Operating expenses
Hotel operating	578,716	477,727	100,989	21.1%
Property general and administrative	111,056	91,566	19,490	21.3%
Corporate overhead	28,066	18,906	9,160	48.5%
Depreciation and amortization	112,463	84,857	27,606	32.5%

Total operating expenses	830,301	673,056	157,245	23.4%

Operating income	140,499	106,633	33,866	31.8%

Equity in earnings (losses) of unconsolidated joint ventures	(3,588)	140	(3,728)	N/A
Interest and other income	9,101	4,206	4,895	116.4%
Interest expense	(93,110)	(80,133)	(12,977)	16.2%

Income from continuing operations	52,902	30,846	22,056	71.5%
Income from discontinued operations	72,761	22,391	50,370	225.0%

Net income	125,663	53,237	72,426	136.0%
Preferred stock dividends and accretion	(20,795)	(19,616)	(1,179)	6.0%
Undistributed income allocated to Series C preferred stock	(1,583)	—	(1,583)	N/A

Income available to common stockholders	$103,285	$33,621	$69,664	207.2%

The following table presents our operating results for 2006 and 2005, including the amount and percentage change in the results between the two periods. These period amounts can be found in our consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K.

	2006	2005	Change $	Change %
	(dollars in thousands, except statistical data)
Revenues
Room	$517,096	$337,586	$179,510	53.2%
Food and beverage	207,660	143,300	64,360	44.9%
Other operating	54,933	42,358	12,575	29.7%

Total revenues	779,689	523,244	256,445	49.0%

Operating expenses
Hotel operating	477,727	324,635	153,092	47.2%
Property general and administrative	91,566	59,835	31,731	53.0%
Corporate overhead	18,906	14,450	4,456	30.8%
Depreciation and amortization	84,857	57,269	27,588	48.2%

Total operating expenses	673,056	456,189	216,867	47.5%

Operating income	106,633	67,055	39,578	59.0%
Equity in earnings of unconsolidated joint venture	140	—	140	N/A
Interest and other income	4,206	3,079	1,127	36.6%
Interest expense	(80,133)	(48,913)	(31,220)	63.8%

Income before minority interest and discontinued operations	30,846	21,221	9,625	45.4%
Minority interest	—	(1,761)	1,761	N/A

Income from continuing operations	30,846	19,460	11,386	58.5%
Income from discontinued operations	22,391	10,745	11,646	108.4%

Net income	53,237	30,205	23,032	76.3%
Preferred stock dividends and accretion	(19,616)	(10,973)	(8,643)	78.8%

Income available to common stockholders	$33,621	$19,232	$14,389	74.8%

Revenues. Total revenue for the year ended December 31, 2007 was $970.8 million as compared to $779.7 million for the year ended December 31, 2006 and $523.2 million for the year ended December 31, 2005. Total revenue for 2007 included room revenue of $643.8 million, food and beverage revenue of $258.0 million, and other revenue of $69.0 million. Total revenue for 2006 included room revenue of $517.1 million, food and beverage revenue of $207.7 million, and other revenue of $54.9 million. Total revenue for 2005 included room revenue of $337.6 million, food and beverage revenue of $143.3 million, and other revenue of $42.4 million.

Included in the following tables are comparisons of the key operating metrics for our hotel portfolio for the years ended December 31, 2007, 2006 and 2005. The comparisons do not include the results of operations for the one hotel sold during the first six months of 2008, the seven hotels sold in 2007, the 15 hotels sold during 2006, and the three hotels sold during 2005. Because 15 of our hotels owned as of December 31, 2007, excluding the Hyatt Regency Century Plaza which we sold in 2008, were acquired during 2005, 2006 and 2007, the key operating metrics for the total hotel portfolio and the comparable hotel portfolio reflect the results of operations of those 15 hotels under previous ownership for either a portion of or the years ended December 31, 2007, 2006 and 2005.

	2007			2006			Change
	Occ%	ADR	RevPAR	Occ%	ADR	RevPAR	Occ%	ADR	RevPAR
Total Hotel Portfolio (44 hotels) (1)	76.3%	$158.02	$120.57	73.6%	$150.68	$110.90	2.7%	4.9%	8.7%
Comparable Hotel Portfolio (41 hotels) (2)	76.8%	$156.45	$120.15	74.8%	$149.02	$111.47	2.0%	5.0%	7.8%

	2006			2005			Change
	Occ%	ADR	RevPAR	Occ%	ADR	RevPAR	Occ%	ADR	RevPAR
Total Hotel Portfolio (44 hotels) (1)	73.6%	$150.68	$110.90	73.0%	$140.31	$102.43	0.6%	7.4%	8.3%
Comparable Hotel Portfolio (42 hotels) (3)	74.4%	$150.25	$111.79	73.4%	$140.45	$103.09	1.0%	7.0%	8.4%

	Hotel Operating Margins
	2007	2006	Change
Total Hotel Portfolio (44 hotels) (1)	29.2%	27.2%	2.0%
Comparable Hotel Portfolio (41 hotels) (2)	30.1%	28.9%	1.2%

	Hotel Operating Margins
	2006	2005	Change
Total Hotel Portfolio (44 hotels) (1)	27.2%	26.2%	1.0%
Comparable Hotel Portfolio (42 hotels) (3)	28.2%	26.7%	1.5%

(1)

Includes hotel properties owned on December 31, 2007, excluding the Hyatt Regency Century Plaza which we classified as “investment in hotel properties of discontinued operations, net” as of December 31, 2007, and whose results of operations have been reclassified to discontinued operations on our consolidated financial statements in accordance with FAS 144.

(2)

Includes hotel properties owned on December 31, 2007, excluding the Hyatt Regency Century Plaza which we classified as “investment in hotel properties of discontinued operations, net” as of December 31, 2007, and whose results of operations have been reclassified to discontinued operations on our consolidated financial statements in accordance with FAS 144, as well as hotels that experienced material disruption during the reporting periods (Fairmont Newport Beach, Renaissance Baltimore and Renaissance Orlando).

(3)

Includes hotel properties owned on December 31, 2007, excluding the Hyatt Regency Century Plaza which we classified as “investment in hotel properties of discontinued operations, net” as of December 31, 2007, and whose results of operations have been reclassified to discontinued operations on our consolidated financial statements in accordance with FAS 144, as well as hotels that experienced material disruption during the reporting periods (Fairmont Newport Beach and Marriott Tyson’s Corner).

For the year ended December 31, 2007, RevPAR for our pro forma total portfolio increased 8.7% to $120.57 from the same period in 2006. Occupancy increased 2.7 percentage points to 76.3%, while ADR increased 4.9% to $158.02. For our pro forma comparable hotel portfolio, RevPAR increased 7.8% to $120.15 from the same period in 2006. Occupancy increased 2.0 percentage points to 76.8%, while ADR increased 5.0% to $156.45.

For the year ended December 31, 2006, RevPAR for our pro forma total portfolio increased 8.3% to $110.90 from the same period in 2005. Occupancy increased 0.6 percentage points to 73.6%, while ADR increased 7.4% to $150.68. For our pro forma comparable hotel portfolio, RevPAR increased 8.4% to $111.79 from the same period in 2005. Occupancy increased 1.0 percentage points to 74.4%, while ADR increased 7.0% to $150.25.

The increases in our RevPAR for the years ended December 31, 2007 and 2006 were significantly affected by increases in RevPAR at several of our recently renovated hotels.

Room revenue. Room revenue increased $126.7 million, or 24.5%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. We acquired seven hotels during the period from January 1, 2006 to December 31, 2007: Marriott Del Mar, Hilton Times Square, Embassy Suites La Jolla, W Hotel San Diego, Renaissance LAX, Marriott Long Wharf, and Marriott Boston Quincy (which we refer to as the “seven hotels”). The seven hotels contributed $85.5 million to room revenue during 2007. In addition, growth in the hotels we acquired prior to December 31, 2005 (which we refer to as our “existing portfolio”) contributed $41.2 million to room revenue during 2007 due to increases in both occupancy ($15.0 million) and ADR ($26.2 million).

Room revenue increased $179.5 million, or 53.2% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. We acquired 13 hotels during the period from January 1, 2005 to December 31, 2006, 12 hotels excluding the Hyatt Regency Century Plaza, which we sold in May 2008: Renaissance Concourse, Renaissance Harborplace, Renaissance Long Beach, Renaissance Orlando, Renaissance Westchester, Renaissance Washington D.C., Sheraton Hotel Cerritos, Fairmont Newport Beach, Marriott Del Mar, Hilton Times Square, Embassy Suites La Jolla, and the W Hotel San Diego (which we refer to as the “12 hotels”). The 12 hotels contributed $157.8 million to room revenue during 2006. In addition, growth in the hotels we acquired prior to December 31, 2004 (which we refer to as our “2006 existing portfolio”) contributed $21.7 million to room revenue during 2006 due to increases in both occupancy ($2.3 million) and ADR ($19.4 million).

Food and beverage revenue. Food and beverage revenue increased $50.3 million, or 24.2%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The seven hotels contributed $26.7 million to food and beverage revenue during 2007. Food and beverage revenue generated from our existing portfolio increased $23.6 million during 2007 as compared to 2006, due primarily to higher occupancy levels at the hotels.

Food and beverage revenue increased $64.4 million, or 44.9%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The 12 hotels contributed $61.7 million to food and beverage revenue during 2006. Food and beverage revenue generated from our 2006 existing portfolio increased $2.7 million during 2006 as compared to 2005.

Other operating revenue. Other operating revenue increased $14.1 million, or 25.7%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The seven hotels contributed $6.3 million to other operating revenue during 2007. Other operating revenue generated from our existing portfolio increased $7.8 million during 2007 as compared to 2006 primarily due to increased internet usage, telephone, transportation and parking revenue caused by the increased occupancy, combined with attrition fees collected by our hotels, as well as increased revenue generated by our electronic purchasing platform, BuyEfficient, LLC and by one of our laundry facilities. In December 2007, we entered into a joint venture agreement with Strategic whereby Strategic purchased a 50% interest in BuyEfficient, LLC from us for a gross sales price of $6.3 million. Other operating revenue in future periods, therefore, will decrease as our 50% share of BuyEfficient, LLC will now be shown as part of equity in earnings (losses) of unconsolidated joint ventures.

Other operating revenue increased $12.6 million, or 29.7%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The 12 hotels contributed $11.1 million to other operating revenue during 2006. Other operating revenue generated from our 2006 existing portfolio increased $1.5 million during 2006 as compared to 2005 primarily due to increased attrition and cancellation fees collected by our hotels, combined with increased revenue generated by our electronic purchasing platform, BuyEfficient, LLC and by one of our laundry facilities.

Hotel operating expenses. Hotel operating expenses, which are comprised of room, food and beverage, advertising and promotion, repairs and maintenance, utilities, and other hotel operating expenses increased $101.0 million, or 21.1%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The seven hotels contributed $66.1 million to hotel operating expenses during 2007. In addition, hotel operating expense in our existing portfolio increased $34.9 million during 2007 as compared to 2006. These higher costs in our existing portfolio during 2007 were driven by the increases in related revenues, the direct result of higher occupancy as well as an increase in advertising cost.

Hotel operating expenses increased $153.1 million, or 47.2%, during the year ended December 31, 2006 as compared to the year ended December 31, 2005. The 12 hotels contributed $142.0 million in other operating expenses during 2006. In addition, hotel operating expenses in our 2006 existing portfolio increased $11.1 million during 2006 as compared to 2005. These higher costs in our 2006 existing portfolio during 2006 were driven by our increases in related revenues, the direct result of higher occupancy. Additionally, property and liability insurance premiums were higher as well as property taxes due to supplemental tax bills received on several of our hotels.

Property general and administrative expense. Property general and administrative expense increased $19.5 million, or 21.3%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The seven hotels contributed $13.7 million to property general and administrative expense. In addition, property general and administrative expense in our existing portfolio increased $5.8 million primarily due to wage increases and to other hotel specific expenses, such as increased credit card commissions and management fees, associated with the overall increase in revenue.

Property general and administrative expense increased $31.7 million, or 53.0%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The 12 hotels contributed $26.9 million to property general and administrative expense during 2006. In addition, property general and administrative expense in our 2006 existing portfolio increased $4.8 million due to increases in management fees payable to our management companies, and other hotel specific expenses, such as increased credit card commissions, associated with the overall increase in revenue.

Corporate overhead expense. Corporate overhead expense increased $9.2 million, or 48.5%, during the year ended December 31, 2007 as compared to the year ended December 31, 2006, primarily due to executive officer severance costs which totaled $3.5 million and costs related to the chief executive officer succession which totaled $1.5 million, as well as increases in compensation, including bonus accruals, deferred stock compensation and related payroll expenses, and increases in other corporate expenses. The costs associated with executive officer severance and the chief executive officer succession are one-time costs, accordingly, we do not expect to see these types of costs in 2008.

Corporate overhead expense increased $4.5 million, or 30.8%, during the year ended December 31, 2006 as compared to the year ended December 31 2005, primarily as a result of increases in payroll and related expenses, including deferred stock compensation expense.

Depreciation and amortization expense. Depreciation and amortization expense increased $27.6 million, or 32.5% during the year ended December 31, 2007 as compared to the year ended December 31, 2006. The seven hotels contributed $15.7 million in depreciation and amortization expense during 2007. Depreciation and amortization expense in our existing portfolio increased $11.9 million.

Depreciation and amortization expense increased $27.6 million, or 48.2%, during the year ended December 31, 2006 as compared to the year ended December 31, 2005. The 12 hotels contributed $26.6 million in depreciation and amortization expense during 2006. Depreciation and amortization expense in our 2006 existing portfolio increased by $1.0 million.

Equity in earnings (losses) of unconsolidated joint ventures. Equity in earnings (losses) of unconsolidated joint ventures totaled a loss of $3.6 million for the year ended December 31, 2007 as compared to income of $0.1 million for the year ended December 31, 2006, and zero for the year ended December 31, 2005. In 2007, we recognized a $3.6 million loss on our Doubletree Times Square joint venture, which we originally purchased in December 2006, and nominal income on our BuyEfficient, LLC joint venture which began to be accounted for as an unconsolidated joint venture in December 2007 following our sale of a 50% interest in BuyEfficient, LLC to Strategic. In 2006, we recognized income of $0.1 million on our Doubletree Times Square joint venture.

Interest expense. Interest expense is as follows (in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Interest expense	$91,282	$67,811	$43,124
Deferred financing fees	1,475	4,249	3,124
Prepayment penalties	—	—	2,665
Write-off loan premium	(465)	(1,903)	—
Costs associated with early extinguishments of debt	818	9,976	—

	$93,110	$80,133	$48,913

Interest expense increased $13.0 million, or 16.2%, during the year ended December 31, 2007 as compared to the year ended December 31, 2006. As a result of new loans obtained to finance our acquisitions and the issuance by the Operating Partnership of exchangeable senior notes, interest expense includes an additional $23.6 million in interest incurred during the year ended December 31, 2007 compared to the year ended December 31, 2006. In addition, interest expense in 2007 includes $0.8 million in loss on early extinguishment of debt, and a credit of $0.5 million due to the write-off of a loan premium as a result of the repayment of a mortgage loan before its maturity date. Partially offsetting these increases, interest expense was reduced in 2007 as compared to 2006 due to a $10.0 million loss on early extinguishment of debt and a credit of $1.9 million incurred in 2006 associated with the defeasance of debt. In addition, amortization of deferred financing fees decreased $2.8 million during 2007 as compared to 2006.

Interest expense increased $31.2 million, or 63.8% during the year ended December 31, 2006 as compared to the year ended December 31, 2005. We incurred an additional $24.7 million in interest expense during 2006 as compared to 2005 due to greater outstanding loan balances in 2006 as compared to 2005, because we obtained additional loans to finance our acquisitions. Additionally, we incurred an increase in deferred financing fees amortization of $1.1 million, and, in connection with our refinancing of three hotel properties during 2006, we incurred a loss on early extinguishment of debt of $10.0 million related to the cost associated with the defeasance of the debt being refinanced. These increases were partially offset by a $1.9 million credit due to the write-off of a loan premium as a result of the refinanced debt, and a decrease of $2.7 million in prepayment penalties during 2006 as compared to 2005.

Our total notes payable, including the current portion, was $1,722.2 million at December 31, 2007 and $1,499.8 million at December 31, 2006, with a weighted average interest rate per annum of approximately 5.5% at December 31, 2007 and 5.7% at December 31, 2006. At December 31, 2007, the interest rates for all of our outstanding notes payable were fixed.

Income from discontinued operations. Income from discontinued operations totaled $72.8 million for the year ended December 31, 2007, $22.4 million for the year ended December 31, 2006, and $10.7 million for the year ended December 31, 2005. We classified one hotel as “investment in hotel properties of discontinued operations, net” as of December 31, 2007. In addition, as described under “Factors Affecting Our Results of Operations—Dispositions,” we sold seven hotels in 2007, 15 hotels in 2006, and three hotels in 2005. Consistent with FAS 144, we have reclassified the results of operations for these hotels as discontinued operations.

Preferred stock dividends and accretion. Preferred stock dividends and accretion increased $1.2 million, or 6.0% during the year ended December 31, 2007 as compared to the year ended December 31, 2006, due to 2.2 million shares of Series A preferred stock that were issued in April 2006.

Preferred stock dividends and accretion increased $8.6 million, or 78.8% during the year ended December 31, 2006 as compared to the year ended December 31, 2005, due to 2.2 million shares of Series A preferred stock that were issued in April 2006, 4.1 million shares of Series C that were issued in July 2005 and 4.9 million shares of Series A preferred stock that were issued in March 2005.

Liquidity and Capital Resources

Historical. During the periods presented, our sources of cash included our operating activities, working capital, proceeds from notes payable including our Operating Partnership’s debt securities and our credit facility, sales of hotel properties, other real estate, and a 50% interest in BuyEfficient, LLC, and proceeds from our public and private offerings of common and preferred stock. Our primary uses for cash were for hotel acquisitions, capital expenditures for hotels, operating expenses, repayment of notes payable, repurchases of our common stock and dividends on our common and preferred stock.

Operating activities. Net cash provided by operating activities was $213.6 million for 2007 compared to $163.6 million for 2006, and $112.1 million in 2005. The increase in 2007 as compared to 2006 was primarily due to decreases in our restricted cash accounts because we had received previously restricted cash held by lenders in conjunction with our early pay-off of two mortgage loans, combined with increased earnings of our hotels during 2007. The increase in 2006 as compared to 2005 was primarily due to additional cash generated from our acquired properties and increased cash flow generated by our 2006 existing portfolio.

Investing activities. Net cash used in investing activities in 2007, 2006 and 2005 was as follows (in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Proceeds from sale of hotel properties, other real estate and 50% interest in subsidiary	$185,728	$157,718	$31,412
Restricted cash – replacement reserve	5,993	(2,074)	(26,793)
Proceeds received from sale of note receivable	29,047	—	—
Cash received from (contributed to) unconsolidated joint ventures	426	(68,574)	—
Acquisitions of hotel properties	(403,249)	(448,373)	(907,342)
Additions to hotel properties and other real estate	(135,231)	(139,364)	(71,555)

Net cash used in investing activities	$(317,286)	$(500,667)	$(974,278)

Our cash used in investing activities fluctuates primarily based on acquisitions, dispositions and renovation of hotels. Net cash used in investing activities was $317.3 million during 2007 compared to $500.7 million for 2006, and $974.3 million for 2005. During 2007, we acquired three hotels for $410.7 million, including an $8.4 million deposit paid at the end of 2006, and paid an additional $0.9 million for a hotel acquired in 2006, for a total cash outlay of $403.2 million. In addition, we received net proceeds of $179.3 million from the sale of seven hotels, $6.3 million from the sale of a 50% interest in our subsidiary BuyEfficient , LLC, of which $0.3 million was contributed to the new joint venture with Strategic to operate BuyEfficient, LLC, and $0.4 million from the sale of a vacant land parcel for a total of $185.7 million in net proceeds received. During 2007, we also paid cash of $135.2 million for renovations to our hotels, received $29.0 million from the sale of a note receivable, decreased the balance in our restricted cash replacement reserve accounts by $6.0 million, and received $0.4 million from our unconsolidated joint ventures.

During 2006, we acquired four hotels for $522.2 million, including the assumption of $81.0 million in debt and a $6.5 million deposit paid at the end of 2005, acquired an office building and land adjacent to one of our hotels for $4.4 million, incurred additional costs of $0.8 million related to our 2005 acquisitions, and paid an $8.5 million deposit for a hotel purchased in January 2007, for a total cash outlay of $448.4 million. In addition, in 2006, we paid cash of $68.6 million to acquire a 38% ownership interest in a joint venture to acquire an additional hotel, $139.4 million for renovations to our hotels, increased the balance in our restricted cash replacement reserve accounts by $2.1 million, and received net proceeds of $157.7 million from the sale of 15 hotels combined with the collection of additional proceeds from a hotel we sold in 2004.

During 2005, we acquired nine hotels for $963.9 million, including the assumption of $63.1 million in debt and paid $6.5 million in other deposits to be applied to 2006 acquisitions, for a total of $907.3 million. In addition, we paid cash of $71.6 million for renovations to our hotels, increased the balance in our restricted cash replacement reserve accounts by $26.8 million, and we received net proceeds of $31.4 million from the sale of three hotels and a vacant land parcel.

Financing activities. Net cash provided by financing activities was $141.7 million for the year ended December 31, 2007 compared to $349.1 million for the year ended December 31, 2006, and $872.4 million for the year ended December 31, 2005. Net cash provided by financing activities for 2007 consisted primarily of proceeds from the issuance of notes payable of $426.0 million, including our Operating Partnership’s debt securities, and net proceeds from the settlement of a forward sale agreement (with an affiliate of Citigroup Global Markets Inc. as the forward counterparty, relating to 4,000,000 shares of our common stock) of $110.4 million, partially offset by $204.5 million of principal payments on notes payable, $86.4 million used to repurchase shares of our common stock, $96.3 million of dividends paid to our stockholders, and $7.5 million in deferred financing costs.

Net cash provided by financing activities in 2006 consisted primarily of proceeds from notes payable of $440.5 million, and net proceeds from our preferred and common stock offerings of $54.1 million and $157.7 million, respectively, partially offset by $202.9 million of principal payments on notes payable and $10.0 million related to the cost associated with the defeasance of debt we refinanced, $86.7 million of dividends, and $3.7 million in deferred financing costs.

Net cash provided by financing activities in 2005 consisted primarily of net proceeds from our preferred securities and primary common stock offerings of $216.3 million and $312.2 million, respectively, and proceeds from notes payable of $701.2 million, partially offset by $56.8 million of dividends and distributions to our stockholders and holders of membership units in the Operating Partnership (all of which were converted to common stock in the fourth quarter of 2005), $295.6 million of principal payments on notes payable, and $4.8 million in deferred financing costs.

Future. We expect our primary uses of cash to be for acquisitions of hotels, capital expenditures for hotels, operating expenses, repayment of principal on our notes payable, interest expense and dividends. We expect our primary sources of cash will continue to be our operating activities, working capital, notes payable, our credit facility, sale of hotel properties, and proceeds from public and private offerings of debt securities and common and preferred stock. Our ability to incur additional debt depends on a number of financial factors, including our leverage, the value of our unencumbered assets and borrowing restrictions imposed by lenders under our existing notes payable, and our credit facility. Our ability to raise funds through the issuance of equity securities depends on, among other things, general market conditions for hotel companies and REITs and market perceptions about us. We will continue to analyze which source of capital is most advantageous to us at any particular point in time. However, the capital markets may not be available to us when needed on favorable terms or at all.

We believe that our capital structure, including the available balance of our $200.0 million credit facility and cash flow from operations, will provide us with sufficient liquidity to meet our current operating expenses and other expenses directly associated with our business for the foreseeable future, and in any event for at least the next twelve months. As of December 31, 2007, our credit facility had no amount outstanding, and had $10.8 million backing outstanding irrevocable letters of credit, leaving $189.2 million available under the credit facility. We are subject to compliance with applicable credit ratios under the credit facility. In March 2007, we obtained a $176.0 million mortgage loan with a maturity date of April 2017 and a fixed interest rate of 5.58% in connection with the acquisition of the Marriott Long Wharf. In April 2007, we amended one of our mortgage loans to provide for partial collateral releases and to eliminate amortization from May 2007 until the maturity date of May 2011, at which time the outstanding loan balance of $248.2 million will be due and payable. In May 2007, we amended the credit facility. The interest rate on the amended credit facility continues to be based on grid pricing, with the interest rate spread to LIBOR changing based on our overall leverage ratio. The pricing grid sets forth in four tiers the applicable interest rate spread at leverage ratios for us as follows: tier 1 up to and including 50%, tier 2 greater than 50% and less than or equal to 55%, tier 3 greater than 55% and less than or equal to 60%, and tier 4 greater than 60%. The interest rate spreads for each of the various tiers contained in the amended credit facility are 90 basis points, 105 basis points, 125 basis points and 150 basis points for tiers 1 to 4, respectively, which are 25 to 35 basis points lower than the applicable spreads contained in the credit facility prior to its amendment. In addition, we extended the initial maturity date on the credit facility from 2010 to 2011. In June 2007, we repaid a $175.0 million mortgage loan with a maturity date of December 2014, incurring $0.4 million in prepayment penalties which are included in discontinued operations on our consolidated income statement for the year ended December 31, 2007. Also in June 2007, the Operating Partnership issued an aggregate $250.0 million of exchangeable senior notes with a maturity date of July 2027 and an interest rate of 4.60%. Interest on the notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2008. The notes, subject to specified events and other conditions, are exchangeable into, at our option, cash, shares of our common stock, or a combination of cash and shares of our common stock. The initial exchange rate for each $1,000 principal amount of notes is 28.9855 shares of our common stock, representing an exchange price of approximately $34.50 per common share. The initial exchange rate is subject to adjustment under certain circumstances. The Operating Partnership does not have the right to redeem the notes, except to preserve our REIT status, before January 20, 2013, and may redeem the notes, in whole or in part, thereafter at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest. Upon specified change in control events as well as on specified dates, holders of the notes may require the Operating Partnership to repurchase their notes, in whole or in part, for cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest. The notes are the senior unsecured obligations of the Operating Partnership. We and all of our subsidiaries that are guarantors under our credit facility have guaranteed the Operating Partnership’s obligations under the notes. In addition, in August 2007, we repaid a $13.1 million mortgage loan with a maturity date of September 2007, and in December 2007, we repaid an $8.7 million mortgage loan with an effective maturity date of August 2009, incurring a loss on early extinguishment of debt of $0.8 million.

As of December 31, 2007, all of our outstanding debt has fixed interest rates. The majority of our mortgage debt is in the form of single asset loans rather than cross-collateralized multi-property pools. We believe this structure is appropriate for the operating characteristics of our business and provides flexibility for assets to be sold subject to the existing debt.

Contractual Obligations

The following table summarizes our payment obligations and commitments as of December 31, 2007 (in thousands):

	Payment due by period
Contractual obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(in thousands)
Notes payable	$1,722,151	$9,815	$109,365	$342,778	$1,260,193
Interest obligations on notes payable	851,642	96,661	189,161	151,266	414,554
Operating lease obligations	314,683	4,905	9,564	8,519	291,695
Construction commitments	22,326	22,326	—	—	—
Employment obligations	2,950	1,050	1,200	700	—

Total	$2,913,752	$134,757	$309,290	$503,263	$1,966,442

Capital Expenditures and Reserve Funds

We believe we maintain each of our hotels in good repair and condition and in general conformity with applicable management agreements, ground and air leases, laws and regulations. Our capital expenditures primarily relate to the ongoing maintenance of our hotels and are budgeted in the reserve accounts described in the following paragraph. We also incur capital expenditures for renovation and development. We spent $135.2 million during 2007 on our hotels. For 2008, our renovation budget includes $22.3 million of contractual construction commitments. If we acquire, renovate or develop additional hotels in the future, our capital expenditures will increase. Our capital expenditures also fluctuate from year to year, because we are not required to spend the entire amount in the reserve accounts each year.

With respect to our hotels that are operated under franchise agreements with major national hotel brands and for all of our hotels subject to a first mortgage lien, we are obligated to maintain a furniture, fixture and equipment, or FF&E, reserve account for future planned and emergency-related capital expenditures at these hotels. The amount funded into each of these reserve accounts is determined pursuant to the management, franchise and loan agreements for each of the respective hotels, ranging between 1.0% and 5.0% of the respective hotel’s total annual revenue. As of December 31, 2007, $30.7 million was available in restricted cash reserves for future capital expenditures at our hotels. According to the respective loan agreements, the reserve funds are to be held by the respective lenders in a restricted cash account.

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements consist of our ownership interest in two joint ventures. For further discussion of these joint ventures and their effect on our financial condition, results of operations and cash flows, see Note 6 to the Consolidated Financial Statements.

Seasonality

As is typical of the lodging industry, we experience some seasonality in our business as indicated in the table below. Revenue for certain of our hotels is generally affected by seasonal business patterns (e.g., the first quarter is strong in Orlando, the second quarter is strong for the Mid-Atlantic business hotels, and the fourth quarter is strong for New York City). Quarterly revenue also may be adversely affected by renovations, our managers’ ability to generate business and by events beyond our control, such as extreme weather conditions, terrorist attacks or alerts, public health concerns, airline strikes, economic factors and other considerations affecting travel. Revenues for our comparable hotel portfolio by quarter during 2006 and 2007 were as follows (dollars in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenues
2006	$172,574	$195,659	$188,208	$212,695	$769,136
2006 revenues as a percentage of total	22.4%	25.4%	24.5%	27.7%
2007	$184,689	$209,987	$206,730	$233,001	$834,407
2007 revenues as a percentage of total	22.1%	25.2%	24.8%	27.9%

Inflation

Inflation may affect our expenses, including, without limitation, by increasing such costs as labor, food, taxes, property and casualty insurance and utilities.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities.

We evaluate our estimates on an ongoing basis. We base our estimates on historical experience, information that is currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our combined financial statements.

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Impairment of long-lived assets. We periodically review each property for possible impairment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. In this analysis of fair value, we use discounted cash flow analysis to estimate the fair value of our properties taking into account each property’s expected cash flow from operations, holding period and proceeds from the disposition of the property. The factors addressed in determining estimated proceeds from disposition include anticipated operating cash flow in the year of disposition, terminal capitalization rate and selling price per room. Our judgment is required in determining the discount rate applied to estimated cash flows, growth rate of the properties, the need for capital expenditures, as well as specific market and economic conditions. Additionally, the classification of these assets as held-for-sale (if applicable) requires the recording of these assets at their estimated fair value less estimated selling costs which can affect the amount of impairment recorded.

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Depreciation and amortization expense. Depreciation expense is based on the estimated useful life of our assets. The life of the assets is based on a number of assumptions, including the cost and timing of capital expenditures to maintain and refurbish our hotels, as well as specific market and economic conditions. Hotel properties and other completed real estate investments are depreciated using the straight-line method over estimated useful lives ranging from five to 35 years for buildings and improvements and three to 12 years for furniture, fixtures and equipment. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income or the gain or loss on the sale of any of our hotels. We have not changed the estimated useful lives of any of our assets during the periods discussed.

New Accounting Standards and Accounting Changes

We have adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), as of January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on our evaluation, we have concluded that there are no significant uncertain tax positions requiring recognition in our financial statements. Our evaluation was performed for the tax years ended December 31, 2004, 2005 and 2006. These are the tax years which remained subject to examination by major tax jurisdictions as of December 31, 2007. We may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to our financial results. In the event we receive an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157” (the “FSP”). The FSP amends FAS 157 to delay the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually). For items within its scope, the FSP defers the effective date of FAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We do not believe adoption will have a material effect on our financial condition, results of operations and cash flow.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently evaluating the effect, if any, the adoption of FAS 159 will have on our financial condition, results of operations and cash flow.

In December 2007, the FASB issued revised Statement No. 141 “Business Combinations” (“FAS 141R”). FAS 141R will change the accounting for business combinations. Under FAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. FAS 141R will change the accounting treatment and disclosure for certain specific items in a business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. FAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“FAS 160”). FAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning on or after December 15, 2008. We do not currently expect the adoption of FAS 160 to have a material impact on our consolidated financial position, results of operations and cash flows.

Item 8.	Financial Statements and Supplementary Data

See index to financial statements included in this report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Sunstone Hotel Investors, Inc.:

We have audited the accompanying consolidated balance sheets of Sunstone Hotel Investors, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunstone Hotel Investors, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Sunstone Hotel Investors, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 5, 2008 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Irvine, California

February 5, 2008

    except for Notes 2, 3, 4, 7, 9 and 14, as to which the date is

    October 31, 2008

SUNSTONE HOTEL INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$66,198	$28,173
Restricted cash	45,515	50,155
Accounts receivable, net	32,817	32,919
Due from affiliates	932	1,383
Inventories	3,041	2,939
Prepaid expenses	8,802	6,812
Investment in hotel properties of discontinued operations, net	316,129	311,145
Deferred financing costs of discontinued operations, net	—	384
Other current assets of discontinued operations, net	8,677	25,671

Total current assets	482,111	459,581
Investment in hotel properties, net	2,470,692	2,166,369
Other real estate, net	14,526	14,673
Investment in unconsolidated joint ventures	35,816	68,714
Deferred financing costs, net	12,964	6,997
Goodwill	16,251	22,249
Other assets, net	16,792	21,790

Total assets	$3,049,152	$2,760,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$26,555	$30,573
Accrued payroll and employee benefits	15,186	10,065
Due to Interstate SHP	15,051	16,607
Dividends payable	25,995	23,826
Other current liabilities	35,366	27,329
Current portion of notes payable	9,815	23,231
Notes payable, less current portion of discontinued operations	—	175,000
Other current liabilities of discontinued operations	9,423	8,637

Total current liabilities	137,391	315,268
Notes payable, less current portion	1,712,336	1,301,597
Other liabilities	5,994	6,429

Total liabilities	1,855,721	1,623,294
Commitments and contingencies (Note 14)	—	—
Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at December 31, 2007 and 2006, liquidation preference of $24.375 per share	99,496	99,296
Stockholders’ equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized. 8.0% Series A Cumulative Redeemable Preferred Stock, 7,050,000 shares issued and outstanding at December 31, 2007 and 2006, stated at liquidation preference of $25.00 per share	176,250	176,250
Common stock, $0.01 par value, 500,000,000 shares authorized, 58,815,271 shares issued and outstanding at December 31, 2007 and 57,775,089 shares issued and outstanding at December 31, 2006	588	578
Additional paid in capital	987,554	958,591
Retained earnings	191,208	65,545
Cumulative dividends	(261,665)	(163,181)

Total stockholders’ equity	1,093,935	1,037,783

Total liabilities and stockholders’ equity	$3,049,152	$2,760,373

See accompanying notes to consolidated financial statements.

SUNSTONE HOTEL INVESTORS, INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
REVENUES
Room	$643,760	$517,096	$337,586
Food and beverage	258,006	207,660	143,300
Other operating	69,034	54,933	42,358

Total revenues	970,800	779,689	523,244

OPERATING EXPENSES
Room	140,324	114,170	74,430
Food and beverage	184,567	144,926	98,808
Other operating	40,410	35,304	27,869
Advertising and promotion	51,603	42,730	33,237
Repairs and maintenance	37,115	31,465	21,614
Utilities	34,450	29,937	21,206
Franchise costs	36,467	30,404	18,620
Property tax, ground lease, and insurance	53,780	48,791	28,851
Property general and administrative	111,056	91,566	59,835
Corporate overhead	28,066	18,906	14,450
Depreciation and amortization	112,463	84,857	57,269

Total operating expenses	830,301	673,056	456,189

Operating income	140,499	106,633	67,055
Equity in earnings (losses) of unconsolidated joint ventures	(3,588)	140	—
Interest and other income	9,101	4,206	3,079
Interest expense	(93,110)	(80,133)	(48,913)

Income before minority interest and discontinued operations	52,902	30,846	21,221
Minority interest	—	—	(1,761)

Income from continuing operations	52,902	30,846	19,460
Income from discontinued operations	72,761	22,391	10,745

NET INCOME	125,663	53,237	30,205
Preferred stock dividends and accretion	(20,795)	(19,616)	(10,973)
Undistributed income allocated to Series C preferred stock	(1,583)	—	—

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$103,285	$33,621	$19,232

Basic per share amounts:
Income from continuing operations available to common stockholders	$0.54	$0.20	$0.21
Income from discontinued operations available to common stockholders	1.21	0.39	0.26

Net income available to common stockholders per common share	$1.75	$0.59	$0.47

Diluted per share amounts:
Income from continuing operations available to common stockholders	$0.52	$0.20	$0.21
Income from discontinued operations available to common stockholders	1.23	0.39	0.26

Net income available to common stockholders per common share	$1.75	$0.59	$0.47

Weighted average common shares outstanding:
Basic	58,998	57,247	40,655

Diluted	59,139	57,409	40,761

Dividends paid per common share	$1.31	$1.22	$1.155

See accompanying notes to consolidated financial statements.

SUNSTONE HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Preferred Stock		Common Stock		Additional Paid in Capital	Retained Earnings (Deficit)	Cumulative Dividends	Total
	Number of Shares	Amount	Number of Shares	Amount
Balance at December 31, 2004			34,518,616	$345	$444,846	$(17,897)	$(9,962)	$417,332
Net proceeds from sale of Series A preferred stock	4,850,000	$121,250			(3,799)			117,451
Offering costs from sale of Series C preferred stock					(130)			(130)
Net proceeds from sale of common stock			13,936,909	140	312,100			312,240
Issuance of unvested restricted common stock			35,552					—
Vesting of restricted common stock					1,992			1,992
Common dividends declared and payable at $1.155 per share							(51,616)	(51,616)
Series A preferred dividends declared and payable at $1.578 per share							(7,652)	(7,652)
Series C preferred dividends declared and payable at $0.786 per share							(3,225)	(3,225)
Accretion of discount on Series C preferred stock					(96)			(96)
Conversion of minority interest membership units in the Operating Partnership to common shares			3,699,572	37	43,391			43,428
Net income						30,205		30,205

Balance at December 31, 2005	4,850,000	121,250	52,190,649	522	798,304	12,308	(72,455)	859,929
Net proceeds from sale of Series A preferred stock	2,200,000	55,000			(842)			54,158
Net proceeds from sale of common stock			5,500,000	55	157,652			157,707
Vesting of restricted common stock			84,440	1	3,677			3,678
Common dividends declared and payable at $1.22 per share							(71,277)	(71,277)
Series A preferred dividends declared and payable at $2.00 per share							(13,000)	(13,000)
Series C preferred dividends declared and payable at $1.572 per share							(6,449)	(6,449)
Accretion of discount on Series C preferred stock					(200)			(200)
Net income						53,237		53,237

	Preferred Stock		Common Stock		Additional Paid in Capital	Retained Earnings (Deficit)	Cumulative Dividends	Total
	Number of Shares	Amount	Number of Shares	Amount
Balance at December 31, 2006	7,050,000	$176,250	57,775,089	$578	$958,591	$65,545	$(163,181)	$1,037,783
Net proceeds from sale of common stock			4,000,000	40	110,388			110,428
Vesting of restricted common stock			169,992	1	5,167			5,168
Repurchase of outstanding common stock			(3,129,810)	(31)	(86,392)		834	(85,589)
Common dividends declared and payable at $1.31 per share							(78,723)	(78,723)
Series A preferred dividends declared and payable at $2.00 per share							(14,100)	(14,100)
Series C preferred dividends declared and payable at $1.583 per share							(6,495)	(6,495)
Accretion of discount on Series C preferred stock					(200)			(200)
Net income						125,663		125,663

Balance at December 31, 2007	7,050,000	$176,250	58,815,271	$588	$987,554	$191,208	$(261,665)	$1,093,935

See accompanying notes to consolidated financial statements

SUNSTONE HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$125,663	$53,237	$30,205
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense (recovery)	538	796	(170)
Minority interest	—	—	1,761
Gains on sale of hotel properties, other real estate and 50% interest in subsidiary	(66,019)	(9,048)	(2,431)
Loss on early extinguishment of debt	818	9,976	—
Depreciation	117,544	101,486	73,029
Amortization of deferred franchise fees and other intangibles	5,701	351	129
Amortization of deferred financing costs	1,923	4,834	3,996
Amortization of loan premiums	(709)	(2,486)	(609)
Amortization of deferred stock compensation	5,168	3,677	1,992
Impairment loss – Goodwill and discontinued operations	—	4,920	—
Equity in (earnings) losses of unconsolidated joint ventures	3,588	(140)	—
Changes in operating assets and liabilities:
Restricted cash	11,234	(9,290)	1,398
Accounts receivable	3,707	647	(14,695)
Due from affiliates	451	611	(1,847)
Inventories	(104)	(260)	(307)
Prepaid expenses and other assets	(6,748)	(32)	(628)
Accounts payable and other liabilities	6,643	3,244	14,412
Accrued payroll and employee benefits	6,137	3,378	3,146
Due to Interstate SHP	(1,556)	(2,902)	4,099
Discontinued operations	(358)	570	(1,426)

Net cash provided by operating activities	213,621	163,569	112,054

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of hotel properties, other real estate and 50% interest in subsidiary	185,728	157,718	31,412
Restricted cash – replacement reserve	5,993	(2,074)	(26,793)
Proceeds received from sale of note receivable	29,047	—	—
Cash received from (contributed to) unconsolidated joint ventures	426	(68,574)	—
Acquisitions of hotel properties	(403,249)	(448,373)	(907,342)
Additions to hotel properties and other real estate	(135,231)	(139,364)	(71,555)

Net cash used in investing activities	(317,286)	(500,667)	(974,278)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from preferred stock offering	—	55,000	220,250
Payment of preferred stock offering costs	—	(842)	(3,929)
Proceeds from common stock offering	110,895	158,400	320,979
Payment of common stock offering costs	(467)	(693)	(8,739)
Payment for repurchases of outstanding common stock	(86,423)	—	—
Proceeds from notes payable	426,000	440,542	701,207
Payments on notes payable	(204,494)	(212,868)	(295,633)
Payments of deferred financing costs	(7,506)	(3,726)	(4,847)
Dividends and distributions paid	(96,315)	(86,731)	(56,841)

Net cash provided by financing activities	141,690	349,082	872,447

Net increase in cash and cash equivalents	38,025	11,984	10,223
Cash and cash equivalents, beginning of year	28,173	16,189	5,966

Cash and cash equivalents, end of year	$66,198	$28,173	$16,189

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$94,648	$92,824	$56,265

NONCASH INVESTING ACTIVITY
Sale of 50% interest in subsidiary
Assets	$1,235	$—	$—

Liabilities	$908	$—	$—

NONCASH FINANCING ACTIVITY
Assumption of debt in connection with acquisitions of hotel properties	$—	$81,000	$63,143

Receipt of note receivable	$—	$5,600	$—

Dividends and distributions payable	$25,995	$23,826	$19,831

See accompanying notes to consolidated financial statements.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

Sunstone Hotel Investors, Inc. (the “Company”) was incorporated in Maryland on June 28, 2004 in anticipation of an initial public offering of common stock, which was consummated on October 26, 2004. The Company, through its 100% controlling interest in Sunstone Hotel Partnership, LLC (the “Operating Partnership”), of which the Company is the sole managing member, and the subsidiaries of the Operating Partnership, including Sunstone Hotel TRS Lessee, Inc. (the “TRS Lessee”) and its subsidiaries, is currently engaged in acquiring, owning, asset managing, renovating and selling hotel properties. The Company operates as a real estate investment trust (“REIT”) for federal income tax purposes.

As a REIT, certain tax laws limit the amount of “non-qualifying” income the Company can earn, including income derived directly from the operation of hotels. As a result, the Company leases all of its hotel properties to its TRS Lessee, which in turn has entered into long-term management agreements with third parties to manage the operations of the Company’s hotels. As of December 31, 2007, the Company owned 45 hotels, and its third-party managers included Sunstone Hotel Properties, Inc., a division of Interstate Hotels & Resorts, Inc. (“Interstate SHP”), the manager of 26 of the Company’s hotels; Marriott (as defined below), manager of 13 of the Company’s hotels; and Hyatt Corporation (“Hyatt”), Fairmont Hotels & Resorts (“Fairmont”), Hilton Hotels Corporation (“Hilton”) and Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), collectively manager of six of the Company’s hotels. In addition to its leased hotels, the Company has a 38% equity interest in a joint venture that owns the Doubletree Times Square, located in New York City, New York.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements as of December 31, 2007 and 2006, and for the years ended December 31, 2007, 2006 and 2005, include the accounts of the Company, the Operating Partnership, the TRS Lessee and their subsidiaries. All significant intercompany balances and transactions have been eliminated.

Minority interest for the year ended December 31, 2005 represents the allocation of earnings to outside equity interests of the Operating Partnership.

Certain amounts included in the consolidated financial statements for prior years have been reclassified to conform to the most recent financial statement presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Reporting Periods

The results the Company reports in its consolidated income statements are based on results reported to the Company by its hotel managers. These hotel managers use different reporting periods. Subsidiaries of Marriott International, Inc., or Marriott Hotel Services, Inc. (collectively, “Marriott”), use a fiscal year ending on the Friday closest to December 31, and report twelve weeks of operations each for the first three quarters of the year and sixteen or seventeen weeks of operations for the fourth quarter of the year. The Company’s other hotel managers report operations on a standard monthly calendar. The Company has elected to adopt quarterly close periods of March 31, June 30 and September 30, and an annual year end of December 31. As a result, the Company’s results of operations for the Marriott-managed hotels for the year ended December 31, 2007 include results from December 30 through March 23 for the first quarter, March 24 through June 15 for the second quarter, June 16 through September 7 for the third quarter, and September 8 through December 28 for the fourth quarter. The Company’s 2006 results of operations for the Marriott-managed hotels include results from December 31 through March 24 for the first quarter, March 25 through June 16 for the second quarter, June 17 through September 8 for the third quarter, and September 9 through December 29 for the fourth quarter. The Company’s 2005 results of operations for the Marriott-managed hotels include results from January 1 through March 25 for the first quarter, March 26 through June 17 for the second quarter, June 18 through September 9 for the third quarter, and September 10 through December 30 for the fourth quarter.

Cash and Cash Equivalents

Cash and cash equivalents are defined as cash on hand and in banks plus all short-term investments with an original maturity of three months or less.

The Company maintains cash and cash equivalents and certain other financial instruments with various financial institutions. These financial institutions are located throughout the country and the Company’s policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company’s investment strategy. At December 31, 2007 and 2006, the Company had amounts in banks that were in excess of federally insured amounts.

Restricted Cash

Restricted cash is comprised of reserve accounts for debt service, interest reserves, capital replacements, ground leases, property taxes and insurance impounds. These restricted funds are subject to supervision and disbursement approval by certain of the Company’s lenders.

Accounts Receivable

Accounts receivable primarily represents receivables from hotel guests who occupy hotel rooms and utilize hotel services. Accounts receivable also includes receivables from customers who utilize the Company’s laundry facilities in Salt Lake City, Utah, and Rochester, Minnesota. The Company maintains an allowance for doubtful accounts sufficient to cover potential credit losses. The Company’s accounts receivable at December 31, 2007 and 2006 includes an allowance for doubtful accounts of $0.4 million including $0.3 million from discontinued operations, and $0.6 million, including $0.2 million from discontinued operations, respectively. At December 31, 2007 and 2006, the Company had approximately $5.0 million and $4.0 million, respectively, in accounts receivable with one customer who is operating under a contract with the United States government. The Company has specifically reserved a portion of these particular receivables in the amount of $14,000 and $50,000, respectively.

Inventories

Inventories, consisting primarily of food and beverages, are stated at the lower of cost or market, with cost determined on a method that approximates first-in, first-out basis.

Investments In Hotel Properties, Other Real Estate and Franchise Fees

Hotel properties and other real estate assets are recorded at cost, less accumulated depreciation. Hotel properties and other completed real estate investments are depreciated using the straight-line method over estimated useful lives ranging from five to 35 years for buildings and improvements and three to 12 years for furniture, fixtures and equipment. Intangible assets are amortized using the straight-line method over their estimated useful life or over the length of the related agreement, whichever is shorter. Initial franchise fees are recorded at cost and amortized using the straight-line method over the lives of the franchise agreements ranging from six to 20 years. All other franchise fees that are based on the Company’s results of operations are expensed as incurred.

The Company follows the requirements of Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS No. 144”). FAS No. 144 requires impairment losses to be recorded on long-lived assets to be held and used by the Company when indicators of impairment are present and the future undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. When an impairment loss is required for assets to be held and used by the Company, the related assets are adjusted to their estimated fair values. When an impairment loss is required for assets held for sale, the related assets are adjusted to their estimated fair values, less costs to sell. Operating results of any long-lived assets with their own identifiable cash flows that are disposed of or held for sale are removed from income from continuing operations and reported as discontinued operations. Depreciation ceases when a property is held for sale. The operating results for any such assets for any prior periods presented must also be reclassified as discontinued operations. Based on the Company’s review, management believes that there were no other impairments on its long-lived assets held for use and that the carrying values of its hotel properties and other real estate are recoverable at December 31, 2007.

Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than a forced or liquidation sale. The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of current market yields as well as future events and conditions. Such future events and conditions include economic and market conditions, as well as the availability of suitable financing. The realization of the Company’s investment in hotel properties and other real estate is dependent upon future uncertain events and conditions and, accordingly, the actual timing and amounts realized by the Company may be materially different from their estimated fair values.

Deferred Financing Costs

Deferred financing costs consist of loan fees and other financing costs related to the Company’s outstanding indebtedness and are amortized to interest expense over the terms of the related debt.

Upon repayment of the underlying debt, any related unamortized deferred financing cost is charged to interest expense. During 2007 and 2006, approximately $7.5 million and $3.7 million, respectively, were incurred and paid, related to new debt and debt refinancings. Such costs are being amortized over the related terms of the loans.

Total amortization of deferred financing costs was $1.9 million, $4.8 million, and $4.0 million for the years ended December 31, 2007, 2006 and 2005, respectively. Amortization of deferred financing costs included in interest expense was $1.5 million, $4.2 million, and $3.1 million for the years ended December 31, 2007, 2006 and 2005, respectively. Discontinued operations included amortization of deferred financing costs of $0.4 million, $0.6 million, and $0.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Goodwill

The Company follows the requirements of Statement No. 142, Goodwill and Other Intangible Assets (“FAS No. 142”). Under FAS No. 142, goodwill and intangible assets deemed to have indefinite lives are subject to annual impairment tests. As a result, the carrying value of goodwill allocated to the hotel properties and other real estate is reviewed at least annually and when facts and circumstances suggest that it may be impaired. Such review entails comparing the carrying value of the individual hotel property (the reporting unit) including the allocated goodwill to the fair value determined for that hotel property. If the aggregate carrying value of the hotel property exceeds the fair value, the goodwill of the hotel property is impaired to the extent of the difference between the fair value and the aggregate carrying value, not to exceed the carrying amount of the allocated goodwill. In conjunction with the sale of seven hotel properties during the second and fourth quarters of 2007 and 14 hotel properties during the third and fourth quarters of 2006, the Company wrote off the goodwill associated with these properties totaling $6.0 million against gain on sale of hotels in 2007 and $4.9 million to impairment loss in 2006. The amounts are included in income/(loss) from discontinued operations. The fair values of the reporting units were determined using factors such as net operating cash flows, terminal capitalization rates and replacement costs. Based on the Company’s review at December 31, 2007 and December 31, 2006, management believes that there were no additional impairments on its goodwill.

Property and Equipment

Property and equipment is stated on the cost basis and includes computer equipment and other corporate office equipment and furniture. Property and equipment is depreciated on a straight-line basis over the estimated useful lives ranging from three to 12 years. The cost basis of property and equipment amounted to $7.1 million and $7.5 million at December 31, 2007 and 2006, respectively. Accumulated depreciation amounted to $5.7 million at both December 31, 2007 and 2006. Property and equipment net of related accumulated depreciation is included in other assets.

Investment in Unconsolidated Joint Ventures

In December 2007, the Company entered into a joint venture agreement with Strategic Hotels & Resorts, Inc. (“Strategic”) to own and operate BuyEfficient, LLC, an electronic purchasing platform that allows members to procure food, operating supplies, furniture, fixtures and equipment. Under the terms of the agreement, Strategic acquired a 50% interest in BuyEfficient, LLC from the Company. In December 2006 the Company entered into a joint venture agreement to obtain a 38% interest in the Doubletree Guest Suites Hotel in New York City, New York. The Company accounts for both of these ownership interests using the equity method. The Company’s accounting policies are consistent with those of the unconsolidated joint ventures.

Fair Value of Financial Instruments

As of December 31, 2007 and 2006, the carrying amount of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses were representative of their fair values due to the short-term maturity of these instruments. As of December 31, 2007, all of the Company’s outstanding debt has fixed interest rates. The Company’s fixed-rate mortgage debt is at commensurate terms with similar debt instruments based on risk, collateral, and other characteristics, except for two mortgage loans assumed in 2005, one of which was defeased in 2007 and the other of which was refinanced in 2006. During 2006, the Company adjusted the carrying value of the loan repaid in 2007 by $0.7 million. This adjustment is included in Other Liabilities. Management believes the carrying value of the mortgage and other debt is a reasonable estimation of its fair value as of December 31, 2007 and 2006.

Revenue Recognition

Room revenue and food and beverage revenue are recognized as earned, which is generally defined as the date upon which a guest occupies a room and/or utilizes the hotel’s services. Additionally, some of the Company’s hotel rooms are booked through independent Internet travel intermediaries. Revenue for these rooms is booked at the price the Company sold the room to the independent Internet travel intermediary less any discount or commission paid.

Other operating revenues consist of revenues derived from incidental hotel services such as concessions, movie rentals, retail sales, fitness services, internet access, telephone, sublease revenues relating to the restaurants and retail shops. Also, as an adjunct to the Company’s hotels located in Rochester, Minnesota and Salt Lake City, Utah, the Company operates commercial laundries at those locations providing laundry services to the Company’s hotels and other third parties in the respective locations. Revenues from incidental hotel services, management agreements, and laundry services are recognized in the period the related services are provided or the revenue is earned. Prior to December 7, 2007, the Company wholly owned BuyEfficient, LLC, an online purchasing platform that offers volume discounts to third parties. Revenues generated by BuyEfficient, LLC prior to December 7, 2007 were included in the Company’s other operating revenue, and consisted of transaction fees, development fees, and rebate sales as BuyEfficient, LLC charges the third party for the installation associated with configuring the third party’s information technology system with the purchasing platform and access rights to the purchasing platform. Fees for the installation are typically based on time and materials and are recognized as the services are performed. Fees associated with access rights are based on a percentage of the price of goods purchased by the third party from the vendor and are recognized when earned. On December 7, 2007 the Company entered into a joint venture agreement with Strategic whereby Strategic acquired a 50% interest in BuyEfficient, LLC from the Company. In accordance with the equity method of accounting, the Company’s share of BuyEfficient LLC’s earnings is now shown in equity in earnings (losses) of unconsolidated joint ventures.

Advertising and Promotion Costs

Advertising and promotion costs are expensed when incurred. Advertising and promotion costs represent the expense for advertising and reservation systems under the terms of the hotel franchise and brand management agreements and general and administrative expenses that are directly attributable to advertising and promotions.

Income Taxes

For the years ended December 31, 2007, 2006 and 2005, the Company elected to be treated as a REIT pursuant to the Internal Revenue Code, as amended (the “Code”). Management believes that the Company has qualified and intends to continue to qualify as a REIT. Therefore, the Company is permitted to deduct distributions paid to our stockholders, eliminating the federal taxation of income represented by such distributions at the company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on taxable income at regular corporate tax rates.

With respect to taxable subsidiaries, the Company accounts for income taxes in accordance with Statement No. 109, “Accounting for Income Taxes.” Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Minority Interest

Prior to November 2005, minority interests of the Company represented the limited partnership interests in the Operating Partnership. The carrying value of the minority interest increased by the minority interests’ share of earnings and decreased by cash distributions and the purchase of limited partnership interests. During November 2005, the membership units held by the minority interest owners were converted to shares of common stock of the Company and were subsequently sold in a public offering eliminating the minority interests of the Company. As such, the Company beneficially owns all of the membership interests in the Operating Partnership.

Dividends

The Company pays quarterly dividends to its Series A Cumulative Redeemable and Series C Cumulative Convertible Redeemable preferred stockholders, as well as its common stockholders, as declared by the Board of Directors. The Company’s ability to pay dividends is dependent on the receipt of distributions from the Operating Partnership.

Earnings Per Share

The Company applies the two-class method as required by the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share” (“EITF No. 03-6”). EITF No. 03-6 requires the net income per share for each class of stock (common stock and convertible preferred stock) to be calculated assuming 100% of the Company’s net income is distributed as dividends to each class of stock based on their contractual rights. To the extent the Company has undistributed earnings in any calendar quarter, the Company will follow the two-class method of computing earnings per share.

Basic income available to common stockholders per share is computed based on the weighted average number of shares of common stock outstanding during each period. Diluted income available to common stockholders per share of common stock is computed based on the weighted average number of shares of common stock outstanding during each period, plus convertible redeemable preferred stock and unvested restricted stock awards considered outstanding during the period, in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share.”

The following table sets forth the computation of basic and diluted earnings per common share (in thousands, except per share data):

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Numerator:
Net income	$125,663	$53,237	$30,205
Less preferred dividends and accretion	(20,795)	(19,616)	(10,973)
Less undistributed income allocated to Series C Preferred Stock	(1,583)	—	—

Numerator for basic and diluted earnings available to common stockholders	$103,285	$33,621	$19,232

Denominator:
Weighted average basic common shares outstanding	58,998	57,247	40,655
Unvested restricted stock awards	141	162	106

Weighted average diluted common shares outstanding	59,139	57,409	40,761

Basic earnings available to common stockholders per common share	$1.75	$0.59	$0.47

Diluted earnings available to common stockholders per common share	$1.75	$0.59	$0.47

Shares of the Company’s Series C preferred stock have not been included in the above calculation of earnings per share for the years ended December 31, 2007, 2006 and 2005 as their effect would have been anti-dilutive.

During the third quarter of 2007, the Company revised its methodology for computation of diluted earnings per share by applying the treasury stock method to unvested restricted stock awards. In prior periods, the Company included the entire weighted average number of unvested restricted stock awards in diluted shares outstanding. This revision had no effect on basic or diluted earnings per share as reported by the Company for the year ended December 31, 2005. For the year ended December 31, 2006, the change resulted in a $0.01 increase in diluted income available to common stockholders per common share. As a result of this revision, the unvested restricted stock awards for purposes of calculating diluted earnings per share have been decreased by 282,000 shares and 198,000 shares for the years ended December 31, 2006 and 2005, respectively. There was no change in the number of shares for purposes of basic earnings per share.

Segment Reporting

Under the provision of Statement No. 131, “Disclosure about Segments of an Enterprise and Related Information” (“FAS No. 131”), the Company’s operations are at this time conducted and aggregated under one segment, hotel operations.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. The provisions of FIN 48 became effective for the Company’s fiscal year beginning January 1, 2007. Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company’s evaluation was performed for the tax years ended December 31, 2004, 2005 and 2006. These are the tax years which remained subject to examination by major tax jurisdictions as of December 31, 2007. The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to our financial results. In the event the Company receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

In September 2006, the FASB issued Statement No. 157 (“FAS 157”), “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157” (the “FSP”). The FSP amends FAS 157 to delay the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually). For items within its scope, the FSP defers the effective date of FAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company does not believe adoption will have a material effect on its financial condition, results of operations and cash flow.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating the effect, if any, the adoption of FAS 159 will have on its financial condition, results of operations and cash flow.

In December 2007, the FASB issued revised Statement No. 141 “Business Combinations” (“FAS 141R”). FAS 141R will change the accounting for business combinations. Under FAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. FAS 141R will change the accounting treatment and disclosure for certain specific items in a business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. FAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“FAS 160”). FAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not currently expect the adoption of FAS 160 to have a material impact on its consolidated financial position, results of operations and cash flows.

3. Investment in Hotel Properties

Investment in hotel properties consisted of the following (in thousands):

	December 31,
	2007	2006
Land	$265,232	$210,086
Buildings and improvements	2,240,058	1,945,572
Fixtures, furniture and equipment	272,012	244,782
Intangibles	42,863	35,736
Franchise fees	1,396	1,382
Construction in process	21,907	29,509

	2,843,468	2,467,067
Accumulated depreciation and amortization	(372,776)	(300,698)

	$2,470,692	$2,166,369

In January 2007, the Company purchased the 499-room Renaissance LAX located in Los Angeles, California for $65.2 million and retained Marriott as manager. This hotel’s results of operations from the acquisition date of January 4, 2007 through Marriott’s fourth quarter ended December 28, 2007, have been included in the Company’s income statements.

In March 2007, the Company purchased the 402-room Marriott Long Wharf located in Boston, Massachusetts for $228.5 million and retained Marriott as manager. This hotel’s results of operations from the acquisition date of March 23, 2007 through Marriott’s fourth quarter ended December 28, 2007, have been included in the Company’s income statements.

In April 2007, the Company paid an additional $0.8 million as part of a purchase price true-up for the Marriott Del Mar located in San Diego, California, originally purchased by the Company in January 2006. In December 2007, the Company accrued an additional $0.1 million to be paid in January 2008.

In May 2007, the Company purchased the 464-room Marriott Boston Quincy Hotel located in Quincy, Massachusetts for a purchase price of $117.0 million and retained Marriott as manager. This hotel’s results of operations from the acquisition date of May 1, 2007 through Marriott’s fourth quarter ended December 28, 2007, have been included in the Company’s income statements.

On January 10, 2006, the Company purchased the 284-room Marriott Del Mar located in San Diego, California for $69.1 million and named Marriott as manager. This hotel’s results of operations from the acquisition date of January 10, 2006 through Marriott’s fourth quarter ended December 29, 2006, have been included in the Company’s income statements.

On March 17, 2006, the Company purchased the 444-room Hilton Times Square located in New York City for $241.5 million and named the Interstate SHP as manager. In addition, concurrently with the acquisition, the Company exercised an option and made an additional $15.0 million payment to convert the property to a franchise. This hotel’s results of operations from the acquisition date of March 17, 2006 through the fourth quarter ended December 31, 2007 have been included in the Company’s income statements.

On May 17, 2006, the Company purchased the 335-room Embassy Suites La Jolla located in San Diego, California for $100.7 million and named Hilton Hotels Corporation as manager. This hotel’s results of operations from the acquisition date of May 17, 2006 through the fourth quarter ended December 31, 2007, have been included in the Company’s income statements.

On June 26, 2006, the Company purchased the 259-room W San Diego located in San Diego, California for $95.9 million and named Starwood Hotels & Resorts Worldwide, Inc. as manager. This hotel’s results of operations from the acquisition date of June 26, 2006 through the fourth quarter ended December 31, 2006, have been included in the Company’s income statements.

Acquired properties are included in the Company’s results of operations from the date of acquisition. The following unaudited pro forma results of operations reflect the Company’s results as if the acquisitions had occurred on the first day of each fiscal year presented. In the Company’s opinion, all significant adjustments necessary to reflect the effects of the acquisitions have been made (in thousands, except per share data):

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Revenues	$987,290	$901,860	$847,921

Income available to common stockholders from continuing operations	$28,364	$2,383	$1,298

Income per diluted share available to common stockholders from continuing operations	$0.48	$0.04	$0.03

4. Discontinued Operations

In May 2008, the Company sold the Hyatt Regency Century Plaza for net proceeds of $358.8 million and a net gain of $42.1 million. This hotel has been classified on the consolidated balance sheets as “investment in hotel properties of discontinued operations, net” as of December 31, 2007 and 2006, and the results of operations have been reclassified to “income from discontinued operations” in the consolidated income statements for each of the three years in the period ended December 31, 2007. In addition, as part of a strategic plan to dispose of non-core hotel assets, the Company sold seven hotel properties during 2007, 15 hotel properties during 2006, and three hotel properties during 2005. Seven properties were sold during 2007 for net proceeds of $179.3 million and a net gain of $59.9 million. Fifteen properties were sold during 2006 for net proceeds of $163.3 million, including the receipt of a $5.6 million note receivable. One of the properties sold during 2006 was classified as “held for sale” on the Company’s consolidated balance sheet as of December 31, 2005. This property was subsequently sold in March 2006. The Company recognized a net gain on sale of assets of $9.0 million, and also recognized a $4.9 million goodwill impairment loss in the year ended December 31, 2006. Three properties and two parcels of land were sold during 2005 for net proceeds of $31.4 million and a net gain on sale of $2.3 million. These 26 hotel properties met the “held for sale” and “discontinued operations” criteria in accordance with FAS No. 144.

The following sets forth the discontinued operations for the years ended December 31, 2007, 2006 and 2005, related to hotel properties that have been sold (in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Operating revenues	$118,654	$175,191	$139,276
Operating expenses	(86,230)	(123,526)	(101,212)
Interest expense	(8,774)	(16,422)	(13,769)
Depreciation and amortization	(10,782)	(16,980)	(15,889)
Goodwill and asset impairment loss	—	(4,920)	—
Gain on sale of hotels	59,893	9,048	2,339

Income from discontinued operations	$72,761	$22,391	$10,745

The following sets forth the assets and liabilities related to the discontinued operations as of December 31, 2007 and 2006:

	December 31,
	2007	2006
ASSETS
Investment in hotel properties, net	$316,129	$311,145
Deferred financing costs, net	—	384
Other current assets, net	8,677	25,671

Total assets of discontinued operations	$324,806	$337,200

LIABILITIES
Notes payable, less current portion	$—	$175,000
Other current liabilities	9,423	8,637

Total liabilities of discontinued operations	$9,423	$183,637

5. Other Real Estate

Other real estate consisted of the following (in thousands):

	December 31,
	2007	2006
Land	$3,824	$3,824
Buildings and improvements	9,565	9,070
Fixtures, furniture and equipment	5,131	4,465
Construction in progress	10	89

	18,530	17,448
Accumulated depreciation	(4,514)	(3,708)

	14,016	13,740
Land held for investment	510	933

	$14,526	$14,673

In May 2007, the Company sold a vacant parcel of land for net proceeds of $429,000, resulting in a net loss of $23,000.

During the first quarter of 2006, the Company purchased land and an office building adjacent to one of its hotels in Troy, Michigan for $4.4 million.

6. Investment in Unconsolidated Joint Ventures

On December 7, 2007 the Company entered into a joint venture agreement with Strategic to own and operate BuyEfficient, LLC, an electronic purchasing platform that allows members to procure food, operating supplies, furniture, fixtures and equipment. Under the terms of the agreement, Strategic acquired a 50% interest in BuyEfficient, LLC from the Company for a gross sales price of $6.3 million. As part of this transaction, the Company reclassed its remaining 50% share in BuyEfficient, LLC to investment in unconsolidated joint ventures and recognized a gain on sale of $6.1 million.

On December 28, 2006 the Company entered into a joint venture agreement with Whitehall Street Global Real Estate Limited Partnership 2005 (“Whitehall”) and Highgate Holdings (“Highgate”) to acquire the 460-room Doubletree Guest Suites Hotel in New York City, New York. The $68.5 million investment was funded entirely from cash on hand and was comprised of two parts: (i) a $28.5 million mezzanine loan, which bore an interest rate of 8.5% on a face value of $30 million and (ii) a $40 million equity investment representing a 38% ownership interest in the joint venture. In April 2007, the Company sold the $28.5 million mezzanine loan for net proceeds of $29.0 million. Annual dividends on the equity investment are senior to the returns on equity to both Whitehall and Highgate and begin at 8.0% and grow to 9.25% over a nine-year period. In addition, the equity is entitled to receive a pro-rata share of any excess equity distributions to the joint venture.

7. Other Assets

Other assets consist of the following (in thousands):

	December 31,
	2007	2006
Property and equipment, net	$1,360	$1,730
Pre-acquisition costs	549	8,985
Other receivables	12,033	8,404
Other	2,850	2,671

	$16,792	$21,790

During the third quarter of 2006, the buyer of 13 of the Company’s hotels issued a $5.6 million promissory note to the Company. The note includes an interest rate of 8.0% per year on the unpaid principal balance, and is due in October 2011.

8. Due to Interstate SHP and Other Current Liabilities

Due to Interstate SHP

Interstate SHP manages 26 of the Company’s 45 hotels as of December 31, 2007. The following amounts make up the net liability owed to Interstate SHP (in thousands):

	December 31,
	2007	2006
Accrued payroll and employee benefits	$10,574	$10,088
Worker’s compensation	4,822	6,683
Accrued pension liability	242	500
Management and accounting fees payable	738	738
Other	—	9
Accumulated other comprehensive loss and reimbursements from Interstate SHP	(1,325)	(1,411)

	$15,051	$16,607

Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	December 31,
	2007	2006
Property, sales, and use taxes payable	$9,983	$10,150
Accrued interest mortgage	13,400	6,498
Advanced deposits	4,126	3,502
Worker’s compensation	28	31
Other	7,829	7,148

	$35,366	$27,329

9. Notes Payable

Notes payable consisted of the following at December 31 (in thousands):

	2007	2006
Notes payable requiring payments of interest and principal, with fixed rates ranging from 4.98% to 9.88%; maturing at dates ranging from December 2010 through May 2021. The notes are collateralized by first deeds of trust on 34 hotel properties and one laundry facility.	$1,472,151	$1,324,828
Exchangeable senior notes with a fixed interest rate of 4.60%, maturing in July 2027. The notes are guaranteed by the Company and certain of its subsidiaries.	250,000	—

	1,722,151	1,324,828
Less: current portion	(9,815)	(23,231)

	$1,712,336	$1,301,597

The Company was not in default on any of its loan covenants at December 31, 2007 and 2006.

During the first quarter of 2007, the Company drew down $138.0 million of its $200.0 million credit facility (the “credit facility”) in connection with the acquisitions of the Renaissance LAX, Los Angeles, California and the Marriott Long Wharf, Boston, Massachusetts, and for other working capital requirements. During the second quarter of 2007, the Company drew down an additional $27.0 million of the credit facility in connection with the acquisition of the Marriott Boston Quincy, Quincy, Massachusetts, and for other working capital requirements. During the fourth quarter, the Company drew down an additional $10.0 million of the credit facility to fund working capital requirements. The Company repaid $24.0 million of the credit facility in April 2007, $141.0 million in June, and the remaining $10.0 million balance in November 2007. As of December 31, 2007, the Company had no outstanding indebtedness under its credit facility, and had $10.8 million in outstanding irrevocable letters of credit backed by the credit facility, leaving, as of that date, $189.2 million available under the credit facility.

In March 2007, the Company obtained a $176.0 million mortgage loan with a maturity date of April 2017 and a fixed interest rate of 5.58% in connection with the acquisition of the Marriott Long Wharf, Boston, Massachusetts.

In April 2007, the Company amended one of its mortgage loans to eliminate amortization and to provide for partial collateral releases, provided the Company continues to meet certain loan covenants, from May 2007 until the maturity date of May 2011, at which time the outstanding loan balance of $248.2 million will be due and payable.

In May 2007, the Company amended its credit facility initially entered into in July 2006 (as described below). The interest rate on the amended credit facility continues to be based on grid pricing, with the interest rate spread to LIBOR changing based on the Company’s overall leverage ratio. The pricing grid sets forth in four tiers the applicable interest rate spread at leverage ratios for the Company as follows: tier 1 up to and including 50%, tier 2 greater than 50% and less than or equal to 55%, tier 3 greater than 55% and less than or equal to 60%, and tier 4 greater than 60%. The applicable interest rate spreads for each of the various tiers contained in the amended credit facility are 90 basis points, 105 basis points, 125 basis points and 150 basis points for tiers 1 to 4, respectively, which are 25 to 35 basis points lower than the applicable spreads contained in the credit facility prior to its amendment. In addition, the Company extended the initial maturity date on the credit facility from 2010 to 2011.

In June 2007, the Operating Partnership issued an aggregate $250.0 million of exchangeable senior notes with a maturity date of July 2027 and an interest rate of 4.60%. Interest on the notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2008. The notes, subject to specified events and other conditions, are exchangeable into, at the Company’s option, cash, the Company’s common stock, or a combination of cash and the Company’s common stock. The initial exchange rate for each $1,000 principal amount of notes is 28.9855 shares of the

Company’s common stock, representing an exchange price of approximately $34.50 per common share. The initial exchange rate is subject to adjustment under certain circumstances. The Operating Partnership does not have the right to redeem the notes, except to preserve the Company’s REIT status, before January 20, 2013, and may redeem the notes, in whole or in part, thereafter at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest. Upon specified change in control events as well as on specified dates, holders of the notes may require the Operating Partnership to repurchase their notes, in whole or in part, for cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest. The notes are the senior unsecured obligations of the Operating Partnership. The Company and all of its subsidiaries that are guarantors under the Company’s credit facility have guaranteed the Operating Partnership’s obligations under the notes. The notes do not qualify as a derivative or an equity instrument.

In June 2007, the Company repaid a $175.0 million mortgage loan with a maturity date of December 2014. In connection with the repayment, the Company incurred prepayment penalties of $0.4 million, which are included in discontinued operations on the Company’s consolidated income statement for the year ended December 31, 2007.

In August 2007, the Company repaid a $13.1 million mortgage loan with a maturity date of September 2007.

In December 2007, the Company defeased an $8.7 million mortgage loan with an effective maturity date of August 2009, incurring a loss on early extinguishment of debt of $0.8 million related to the cost associated with the defeasance of the debt.

In January 2006, the Company obtained a $48.0 million fixed rate mortgage loan with a maturity date of January 2016 and a fixed interest rate of 5.69% in connection with the acquisition of the Marriott Del Mar, San Diego, California.

In February 2006, the Company refinanced two of its hotel properties, replacing a $36.9 million mortgage at a fixed interest rate of 8.25% scheduled to mature in 2008, with an 11-year $75.0 million mortgage at a fixed interest rate of 5.58%. Additionally, the Company replaced a $35.8 million mortgage at a fixed rate of 8.25% scheduled to mature in 2008, with a ten-year $34.0 million mortgage at a fixed rate of 5.66%. In connection with these transactions, the Company expensed $7.4 million for loss on early extinguishment of debt related to the cost associated with the defeasance of the previous debt.

In March 2006, the Company assumed an $81.0 million fixed rate mortgage loan with a maturity date of December 2010 and an interest rate of 5.92% in connection with the acquisition of the Hilton Times Square located in New York City.

In April 2006, the Company refinanced one of its hotel properties by defeasing the existing $52.9 million loan at a fixed interest rate of 7.50% scheduled to mature in 2008 with a portion of the proceeds from a new loan of $135.0 million at a fixed rate of 5.95% scheduled to mature in 2021. In connection with this transaction, the Company expensed $2.6 million for loss on early extinguishment of debt related to the cost associated with the defeasance of the previous debt.

In May 2006, the Company obtained a $70.0 million fixed rate mortgage loan with a maturity date of June 2019 and a fixed interest rate of 6.60% in connection with the acquisition of the Embassy Suites, La Jolla, California.

In June 2006, the Company obtained a $65.0 million fixed rate mortgage loan with a maturity date of January 2018 and an interest rate of 6.14% in connection with the acquisition of the W Hotel, San Diego, California.

In July 2006, the Company closed a $200.0 million unsecured credit facility (the “new credit facility”). This facility replaced the Company’s $150.0 million secured credit facility. Amounts outstanding under the new credit facility bear interest at LIBOR plus the applicable margin for eurodollar rate advances or the Citibank, N.A. prime lending rate plus the applicable margin for base rate advances. The applicable margin ranges were initially set from 1.25% to 1.75% in the case of eurodollar rate advances and 0.25% to 0.75% in the case of base rate advances, depending upon the ratio of the Borrower’s Total Debt to EBITDA, although these were reduced pursuant to an amendment as described above. The maturity date of this facility is July 2010. In addition, the applicable margin will increase by 2.0% upon the occurrence and during the continuance of an event of default. Subject to certain conditions, the new credit facility may be extended for one year and increased to $300.0 million. The new credit facility is unsecured and advances are not subject to any borrowing base requirement. The Company is required to maintain a pool of specified unencumbered assets (the “unencumbered pool assets”). Assets may be removed from or added to the unencumbered pool assets, subject to the satisfaction of certain conditions. The new credit facility contains customary financial covenants, including certain leverage and coverage ratios and a minimum tangible net worth. In connection with this refinancing, the Company expensed $1.3 million of deferred financing costs.

In August 2006, the Company exercised its right under the earn-out agreement for the loan on the Renaissance Orlando to draw an additional $13.0 million of debt under the agreement. The terms under the revised mortgage loan remain the same, with interest only payments at a rate of 5.30% payable until July 2008, and a maturity date in July 2016.

Total interest incurred and expensed on the notes payable is as follows (in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Continuing operations:
Interest expense	$91,282	$67,811	$43,124
Deferred financing fees	1,475	4,249	3,124
Prepayment penalties	—	—	2,665
Write-off loan premium	(465)	(1,903)	—
Costs associated with early extinguishments of debt	818	9,976	—

	$93,110	$80,133	$48,913

Discontinued operations:
Interest expense	$7,911	$15,840	$12,719
Deferred financing fees	448	582	872
Prepayment penalties	415	—	—
Costs associated with early extinguishment of debt	—	—	178

	$8,774	$16,422	$13,769

Aggregate future principal maturities of notes payable at December 31, 2007, are as follows (in thousands):

2008	$9,815
2009	13,382
2010	95,983
2011	265,939
2012	76,839
Thereafter	1,260,193

$1,722,151

10. Income Taxes

The Company has elected to be taxed as a REIT under the Code. As a REIT the Company generally will not be subject to corporate level federal income taxes on net income it distributes to its stockholders. The Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed taxable income. Taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local taxes.

The Company leases its hotels to wholly owned TRS’s that are subject to federal and state income taxes. The Company accounts for income taxes in accordance with the provisions of FAS 109, “Accounting for Income Taxes.” Under FAS 109, the Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between GAAP carrying amounts and their respective tax bases.

The income tax benefit (provision) included in the consolidated financial statements is as follows (in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Current:
Federal	$—	$—	$—
State	—	—	—

	—	—	—

Deferred:
Federal	2,032	5,695	8,619
State	525	1,438	2,204

	2,557	7,133	10,823
Valuation allowance	(2,557)	(7,133)	(10,823)

Provision for income taxes	$—	$—	$—

The tax effects of temporary differences giving rise to the deferred tax assets (liabilities) are as follows (in thousands):

	December 31,
	2007	2006
NOL carryover	$20,874	$19,387
Other reserves	4,657	3,833
State taxes and other	816	533

Current deferred tax asset before valuation allowance	26,347	23,753

Depreciation	(84)	(47)

	(84)	(47)

Net deferred tax asset	26,263	23,706
Valuation allowance	(26,263)	(23,706)

	$—	$—

The Company has provided a valuation allowance against its deferred tax asset at December 31, 2007 and 2006. The valuation allowance is due to the uncertainty of realizing the Company’s historical operating losses. Accordingly, no provision or benefit for income taxes is reflected in the accompanying consolidated income statements.

At December 31, 2007 and 2006, net operating loss carryforwards for federal income tax purposes is approximately $53.0 million and $49.0 million, respectively. These losses, which begin to expire in 2019, are available to offset future income through 2026.

Characterization of Distributions:

For income tax purposes, distributions paid consist of ordinary income, capital gains, return of capital or a combination thereof. For the years ended December 31, 2007, 2006, and 2005, distributions paid per share were characterized as follows:

	2007		2006		2005
	Amount	%	Amount	%	Amount	%
Common Stock:
Ordinary income	$1.267	96.744%	$1.240	100.000%	$1.440	100.000%
Capital gain	0.043	3.256	—	—	—	—
Return of capital	—	—	—	—	—	—

Total	$1.310	100.000%	$1.240	100.000%	$1.440	100.000%

Preferred Stock – Series A
Ordinary income	$1.935	96.743%	$2.000	100.000%	$1.578	100.000%
Capital gain	0.065	3.257	—	—	—	—
Return of capital	—	—	—	—	—	—

Total	$2.000	100.000%	$2.000	100.000%	$1.578	100.000%

Preferred Stock – Series C
Ordinary income	$1.531	96.743%	$1.572	100.000%	$0.786	100.000%
Capital gain	0.052	3.257	—	—	—	—
Return of capital	—	—	—	—	—	—

Total	$1.583	100.000%	$1.572	100.000%	$0.786	100.000%

11. Series C Cumulative Convertible Redeemable Preferred Stock

In July 2005, the Company sold 4,102,564 shares of Series C Cumulative Convertible Redeemable Preferred Stock (“Series C preferred stock”) with a liquidation preference of $24.375 per share to Security Capital Preferred Growth,

Incorporated, an investment vehicle advised by Security Capital Research & Management Incorporated, for gross proceeds of $99.0 million, or $24.13 per share, which included a 1% discount to the conversion price/liquidation preference. Other costs of the offering totaled $130,000. Net proceeds of $99.0 million were contributed to the Operating Partnership in exchange for preferred membership units with economic terms substantially identical to the Series C preferred stock. The net proceeds were used to partially finance the Company’s acquisition of six Renaissance hotels. The Series C preferred stock is convertible into shares of the Company’s common stock at the option of the holder on a one-for-one basis, subject to customary antidilution provisions, including stock splits, stock dividends, non-cash distributions and above-market issuer self-tender or exchange offers. On or after July 8, 2010, the Series C preferred stock will be redeemable at the Company’s option, in whole or in part, at any time or from time to time, for cash at a redemption price of $24.375 per share, plus accrued and unpaid dividends up to and including the redemption date. The holders of the Series C preferred stock have the right to require the Company to redeem the Series C preferred stock in the event of any of the following: (1) a change in control of the Company, if certain conditions are not met; (2) a REIT termination event; or, (3) a termination of the Company’s listing on either the New York Stock Exchange or NASDAQ. In general, holders of Series C preferred stock vote on an as-converted basis as a single class with holders of the Company’s common stock. If the Company is in violation of certain financial ratios for four consecutive quarters, the holders have the right to elect one director to serve on the Company’s board of directors. In addition, if the Company is in arrears on dividends on the Series C preferred stock for four or more quarters, the holders have the right to elect additional directors to serve on the Company’s board of directors. Subject to a limited exception, holders of Series C preferred stock cannot elect more than an aggregate of two directors. The holders are eligible to receive a participating dividend should the Company’s dividend on its common stock increase beyond $0.339 per share per quarter. The Series C preferred stock has no maturity date and, except as set forth above, the Company is not required to redeem the Series C preferred stock at any time.

The initial carrying value of the Series C preferred stock was recorded at its sales price less costs to issue on the date of issuance. This carrying value is periodically adjusted so that the carrying value will equal the redemption value on the redemption date, which is the earliest date available for the Company to redeem the Series C preferred stock. The carrying value will also be periodically adjusted for any accrued and unpaid dividends, if any. At December 31, 2007 and 2006, the Series C preferred stock carrying value consisted of the following (in thousands):

	December 31,
	2007	2006
Initial fair value, sales price of $99.0 million	$99,000	$99,000
Redemption value accretion	496	296

	$99,496	$99,296

12. Stockholders’ Equity

Series A Cumulative Redeemable Preferred Stock

In March 2005, the Company sold an aggregate of 4,850,000 shares of 8.0% Series A and B Cumulative Redeemable Preferred Stock (“Series A preferred stock” and “Series B preferred stock,” respectively) with a liquidation preference of $25.00 per share for gross proceeds of $121.3 million. Underwriting and other costs of the offering totaled $3.8 million. Net proceeds of $117.5 million were contributed to the Operating Partnership in exchange for preferred membership units with economic terms substantially identical to the Series A and B preferred stock. Subsequent to this offering, the shares of Series B preferred stock were exchanged for an equivalent number of shares of Series A preferred stock. The net proceeds were used to reduce borrowings under the Company’s credit facility and for acquisitions. On or after March 17, 2010, the Series A preferred stock will be redeemable at the Company’s option, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends up to and including the redemption date. Holders of Series A preferred stock generally have no voting rights. However, if the Company is in arrears on dividends on the Series A preferred stock for six or more quarterly periods, whether or not consecutive, holders of the Series A preferred stock will be entitled to vote at its next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the Company’s board of directors until all unpaid dividends and the dividend for the then-current period with respect to the Series A preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. The Series A preferred stock has no maturity date and the Company is not required to redeem the Series A preferred stock at any time.

In April 2006, the Company sold an additional 2,200,000 shares of Series A preferred stock with a liquidation preference of $25.00 per share for gross proceeds of $55.0 million. The proceeds to the Company, net of offering costs, were $54.2 million, and were used together with proceeds of certain debt refinancings to repay the Company’s term loan facility.

Common Stock

In February 2006, the Company completed a follow-on offering of 5,500,000 shares of common stock at a price per share of $28.80 (before underwriting discounts and offering costs), generating gross proceeds of $158.4 million. The proceeds to the Company, net of offering costs, were $158.1 million and were used to fund a portion of the acquisition price of the Hilton Times Square and for general corporate purposes.

In July 2006, the Company entered into a forward sale agreement (the “Forward Sale Agreement”) with an affiliate of Citigroup Global Markets Inc. as the forward counterparty, relating to 4,000,000 shares of the Company’s common stock. In connection with the execution of the Forward Sale Agreement and at the Company’s request, Citigroup Global Markets Inc., as agent for the forward counterparty, borrowed and sold in a public offering 4,000,000 shares of common stock. In April 2007, the Company settled the Forward Sale Agreement for net proceeds of $110.0 million, including $0.4 million in related expenses paid in 2006. The proceeds were used to fund a portion of the acquisition price of the Marriott Boston Quincy hotel. The Forward Sale Agreement was accounted for as an equity instrument and did not qualify as a derivative liability.

In June 2007, the Company’s board of directors authorized the Company to repurchase up to $100.0 million of the Company’s common stock prior to December 31, 2007. The Company repurchased 3,129,810 shares of its common stock at a cost of $86.4 million through December 31, 2007.

Operating Partnership Units

As of December 31, 2007, the Operating Partnership had 58,815,271 units outstanding, all of which are held by the Company.

13. Long-Term Incentive Plan

The Company has a Long-Term Incentive Plan (“LTIP”) which provides for the granting to directors, officers and eligible employees of incentive or nonqualified share options, restricted shares, deferred shares, share purchase rights and share appreciation rights in tandem with options, or any combination thereof. The Company has reserved 3,850,000 common shares for issuance under the LTIP.

Restricted shares and restricted share units granted pursuant to the LTIP generally vest over periods from three to five years from the date of grant. The value of shares granted has been calculated based on the share price on the date of grant and is being amortized as compensation expense in accordance with the Company’s policy on a straight-line basis over the vesting periods for the entire award. For the years ended December 31, 2007, 2006 and 2005, the Company’s expense related to these restricted shares and restricted share units was $7.6 million, $5.2 million, and $2.6 million, respectively.

The following is a summary of non-vested stock grant activity:

	2007		2006		2005
	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Outstanding at beginning of year	626,841	$22.55	454,413	$17.56	434,211	$17.00
Granted	464,081	28.65	333,665	28.76	76,458	20.92
Vested	(255,571)	23.82	(124,444)	19.44	(46,782)	17.95
Forfeited	(184,805)	22.82	(36,793)	27.84	(9,474)	17.00

Outstanding at end of year	650,546	26.33	626,841	22.55	454,413	17.56

At December 31, 2007, there were no options, deferred shares, share purchase rights, or share appreciation rights issued or outstanding under the LTIP.

14. Commitments and Contingencies

Management Agreements

Management agreements with the Company’s third-party hotel managers require the Company to pay between 1% and 3.5% of total revenue of the managed hotels to the third-party managers each month as a basic management fee. Total basic management fees incurred by the Company during the years ended December 31, 2007, 2006 and 2005 were $28.0 million, $23.6 million and $15.4 million, respectively. Basic management fees included in property general and administrative expense were $24.9 million, $19.8 million and $13.0 million, respectively. Discontinued operations included $3.1 million, $3.8 million and $2.4 million, respectively, of basic management fees for 2007, 2006 and 2005.

In addition to basic management fees, provided certain operating thresholds are met, the Company may also be required to pay certain of its third-party managers an incentive management fee. Total incentive management fees incurred by the Company were $4.8 million, $3.9 million and $2.8 million, respectively, for the years ended December 31, 2007, 2006 and 2005, all of which were included in property general and administrative expense.

Franchise Agreements

The Company has entered into various license and franchise agreements related to certain hotel properties. The franchise agreements require the Company to, among other things, pay various monthly fees that are calculated based on specified percentages of certain specified revenues. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of the hotels which are established by the franchisors to maintain uniformity in the system created by each such franchisor. Such standards generally regulate the appearance of the hotel, quality and type of goods and services offered, signage and protection of trademarks. Compliance with such standards may from time to time require significant expenditures for capital improvements which will be borne by the Company.

Total franchise costs incurred by the Company during the years ended December 31, 2007, 2006 and 2005, were $39.5 million, $37.8 million, and $27.5 million, respectively. Of the total franchise costs, franchise royalties totaled $15.1 million, $16.4 million, and $15.0 million, respectively. The remaining franchise costs include advertising, reservation and priority club assessments. Franchise costs included in discontinued operations totaled $3.0 million, $7.4 million, and $8.9 million, respectively, for the years ended December 31, 2007, 2006 and 2005.

Renovation and Construction Commitments

At December 31, 2007 and 2006, the Company had various contracts outstanding with third parties in connection with the renovation of certain of its hotel properties. The remaining commitments under these contracts at December 31, 2007 and 2006 totaled $22.3 million and $26.2 million, respectively.

Operating Leases

At December 31, 2007, the Company was obligated under the terms of nine ground or air leases and a lease on the corporate facility, which mature from dates ranging from 2010 through 2096, excluding renewal options. Payments on one of the ground leases and the air lease require payments of $1.00 annually. Future minimum payments under the terms of the operating leases in effect at December 31, 2007 are as follows (in thousands):

2008	$4,905
2009	4,960
2010	4,604
2011	4,240
2012	4,279
Thereafter	291,695

$314,683

Rent expense incurred pursuant to these ground lease agreements for the years ended December 31, 2007, 2006 and 2005, totaled $7.8 million, $7.7 million, and $4.8 million, respectively. Rent expense included in property tax, ground lease and insurance totaled $7.8 million, $7.2 million and $3.8 million for the years ended December 31, 2007, 2006 and 2005. Rent expense included in discontinued operations totaled zero, $0.5 million and $1.0 million for the years ended December 31 2007, 2006 and 2005, respectively.

Rent expense incurred pursuant to the lease on the corporate facility for the years ended December 31, 2007, 2006 and 2005 totaled $0.5 million, $0.4 million, and $0.1 million, respectively, and was included in general and administrative expenses in the accompanying income statements.

Employment Agreements

As of December 31, 2007, the Company has employment agreements with certain executive employees, which expire through February 2012. The terms of the agreements stipulate payments of base salaries and bonuses.

Approximate minimum future obligations under employment agreements are as follows as of December 31, 2007 (in thousands):

2008	$1,050
2009	600
2010	600
2011	600
2012	100

$2,950

Litigation

The Company is involved from time to time in various claims and other legal actions in the ordinary course of business. Management does not believe that the resolution of such matters will have a material adverse effect on the Company’s financial position or results of operations when resolved.

Collective Bargaining Agreements

The Company is subject to exposure to collective bargaining agreements at certain hotels operated by our management companies. At December 31, 2007, approximately 10.3% of workers employed by our third-party operators, excluding the Hyatt Regency Century Plaza, are covered by such collective bargaining agreements.

Defined Benefit Retirement Plan Obligation

In connection with the formation and structuring transactions, the Predecessor Companies sold their property management company, Interstate SHP to Interstate Hotels and Resorts, Inc. (“IHR”). IHR assumed certain liabilities of Interstate SHP including the defined benefit retirement plan. In accordance with the management agreement with IHR, the Company is still responsible for the costs of the defined benefit retirement plan.

The benefits expected to be paid in each of the next five years, and in the aggregate for the five years thereafter as of December 31, 2007 are as follows (in thousands):

2008	$304,789
2009	330,472
2010	332,215
2011	356,537
2012	379,329
Thereafter	2,145,881

$3,849,223

401(k) Savings and Retirement Plan

Beginning in 2005, the Company’s employees may participate, subject to eligibility, in the Company’s 401(k) Savings and Retirement Plan (the “401(k) Plan”). Employees are eligible to participate in the 401(k) Plan after attaining 21 years of age and performing six months of service. Three percent of eligible employee annual base earnings is contributed by the Company as a Safe Harbor elective contribution. Safe Harbor contributions made by the Company for the years ended December 31, 2007, 2006 and 2005 were $237,000, $171,000 and $132,000, respectively.

The Company is also responsible for Interstate SHP’s 401(k) Plan, and matches up to three percent of the Interstate SHP’s employee contributions at 50%. Employees are eligible to participate in the Interstate SHP’s 401(k) Plan after attaining 21 years of age and performing one year of service and working at least 1,000 hours. Matching contributions made by the Company for the years ended December 31, 2007, 2006 and 2005 totaled $1.1 million, $855,000, and $568,000, respectively.

Other

The Company has provided unsecured environmental indemnities to certain lenders. The Company has performed due diligence on the potential environmental risks including obtaining an independent environmental review from outside environmental consultants. These indemnities obligate the Company to reimburse the guaranteed parties for damages related to environmental matters. There is no term or damage limitation on these indemnities; however, if an environmental matter arises, the Company could have recourse against other previous owners.

At December 31, 2007 and 2006, the Company had $10.8 million and $11.6 million, respectively, of outstanding irrevocable letters of credit to guaranty the Company’s financial obligations related to workers’ compensation insurance programs and certain notes payable. The beneficiary may draw upon these letters of credit in the event of a contractual default by the Company relating to each respective obligation. There have been no draws made through December 31, 2007.

15. Transactions With Affiliates

Other Reimbursements

From time to time, the Company pays for certain expenses such as payroll, insurance and other costs on behalf of certain affiliates. The affiliates generally reimburse such amounts on a monthly basis. At December 31, 2007 and 2006, amounts owed to the Company by its affiliates amounted to $0.9 million and $1.4 million, respectively, and are included in due from affiliates.

Transactions With Others

The Company purchases telecommunications equipment from Gemini Telemanagement Systems, or GTS, a telecommunications equipment provider based in Redwood City, California. The Company’s Executive Chairman, Robert A. Alter, is a 5.2% stockholder in GTS, and his brother, Richard Alter, is the majority stockholder in GTS. The Company paid GTS $725,000, $253,000, and $393,000, respectively, for the years ended December 31, 2007, 2006 and 2005.

16. Quarterly Results (Unaudited)

The combined and consolidated quarterly results for the years ended December 31, 2007 and 2006, of the Company are as follows (in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues – Continuing Operations
2007	$204,102	$244,065	$244,154	$278,479
2006	166,383	198,949	195,728	218,629
Operating income – Continuing Operations
2007	21,267	38,078	38,407	42,747
2006	19,182	34,318	25,867	27,266
Net income
2007	4,828	74,472	16,567	29,796
2006	17,825	22,052	1,536	11,824
Net income (loss) available to common stockholders per share – basic
2007	$(0.01)	$1.10	$0.19	$0.42
2006	$0.25	$0.29	$(0.06)	$0.11
Net income (loss) available to common stockholders per share – diluted
2007	$(0.01)	$1.09	$0.19	$0.41
2006	$0.25	$0.29	$(0.06)	$0.11

Net income (loss) available to common stockholders per share is computed independently for each of the quarters presented and therefore may not sum to the annual amount for the year. Previously reported revenues and operating income have been adjusted to account for current discontinued operations in accordance with FAS No. 144.

In December 2007 the Company entered into a joint venture agreement with Strategic to own and operate BuyEfficient, LLC, an electronic purchasing platform that allows members to procure food, operating supplies, furniture, fixtures and equipment. Under the terms of the agreement, Strategic acquired a 50% interest in BuyEfficient, LLC from the Company for a gross sales price of $6.3 million. As part of this transaction, the Company reclassed its remaining 50% share in BuyEfficient to investment in unconsolidated joint ventures and recognized a gain on sale of $6.1 million.

As part of a strategic plan to dispose of non-core hotel assets, the Company sold the Sheraton Salt Lake City during the fourth quarter of 2007 for net proceeds of $31.9 million and a net gain of $3.9 million.

SUNSTONE HOTEL INVESTORS, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2007

(In Thousands)

	Encmbr.		Initial costs		Cost Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2007(1)		Totals	Accum. Depr.	Date Acq./Constr.	Depr. Life
			Land	Bldg. and Impr	Land	Bldg. and Impr.	Land	Bldg. and Impr.
Crowne Plaza—Grand Rapids			$1,488	$15,698	$—	$3,528	$1,488	$19,226	$20,714	$3,187	2002	5-35
Courtyard by Marriott—Los Angeles			—	8,446	—	8,325	—	16,771	16,771	4,635	1999	5-35
Courtyard by Marriott—San Diego	(a	)	1,569	15,336	—	3,912	1,569	19,248	20,817	4,912	1999	5-35
Doubletree—Minneapolis	(b	)	1,150	9,953	—	3,494	1,150	13,447	14,597	2,269	2002	5-35
Embassy Suites Hotel—Chicago	$75,000		79	46,886	6,348	7,998	6,427	54,884	61,311	9,513	2002	5-35
Embassy Suites—La Jolla	70,000		27,900	70,450	—	5,718	27,900	76,168	104,068	4,254	2006	5-35
Fairmont—Newport Beach			—	65,769	—	29,337	—	95,106	95,106	7,252	2005	5-35
Hilton—Del Mar	(b	)	4,106	22,353	—	5,332	4,106	27,685	31,791	4,793	2002	5-35
Hilton—Huntington	(a	)	6,730	41,198	—	8,933	6,730	50,131	56,861	8,235	2002	5-35
Hilton—Times Square	81,000		—	221,488	—	4,519	—	226,007	226,007	14,592	2006	5-35
Holiday Inn—San Diego (Harbor View)	(a	)	875	15,648	—	7,715	875	23,363	24,238	6,505	1999	5-35
Holiday Inn Express—San Diego (Old Town)	(a	)	2,070	10,005	—	1,454	2,070	11,459	13,529	3,010	1999	5-35
Hyatt—Atlanta			2,700	15,359	—	(2,763)	2,700	12,596	15,296	3,633	2000	5-35
Hyatt Regency—Newport Beach			—	30,549	—	8,387	—	38,936	38,936	6,534	2002	5-35
Kahler Hotel—Rochester	(b	)	3,411	45,349	—	11,988	3,411	57,337	60,748	14,049	1999	5-35
Kahler Inn & Suites—Rochester	(a	)	1,666	21,582	(173)	1,575	1,493	23,157	24,650	6,320	1999	5-35
Marriott—Boston Long Wharf	176,000		51,598	170,238	—	396	51,598	170,634	222,232	4,813	2007	5-35
Marriott—Del Mar	48,000		5,125	58,548	—	1,314	5,125	59,862	64,987	4,198	2006	5-35

SUNSTONE HOTEL INVESTORS, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2007

(In Thousands)

	Encmbr.		Initial costs		Cost Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2007(1)		Totals	Accum. Depr.	Date Acq./Constr.	Depr. Life
			Land	Bldg. and Impr.	Land	Bldg. and Impr	Land	Bldg. and Impr.
Marriott—Houston	(b	)	4,167	19,155	—	4,322	4,167	23,477	27,644	3,796	2002	5-35
Marriott—Napa Valley			5,845	21,975	3,000	28,825	8,845	50,800	59,645	11,868	1999	5-35
Marriott—Ontario	(b	)	5,057	18,481	—	4,711	5,057	23,192	28,249	3,772	2003	5-35
Marriott—Park City	(b	)	2,260	17,778	—	5,177	2,260	22,955	25,215	5,691	1999	5-35
Marriott—Philadelphia	(b	)	3,297	29,710	—	4,887	3,297	34,597	37,894	5,917	2002	5-35
Marriott—Portland			5,341	20,705	—	3,068	5,341	23,773	29,114	5,640	2000	5-35
Marriott—Provo	(a	)	1,117	18,676	—	4,692	1,117	23,368	24,485	5,643	1999	5-35
Marriott—Quincy			14,375	97,875	—	69	14,375	97,944	112,319	2,382	2007	5-35
Marriott—Riverside			2,145	8,689	—	6,545	2,145	15,234	17,379	3,131	2000	5-35
Marriott—Rochester	(a	)	1,851	39,714	—	4,337	1,851	44,051	45,902	12,042	1999	5-35
Marriott—Salt Lake City	(a	)	—	19,918	—	3,696	—	23,614	23,614	5,927	1999	5-35
Marriott—Troy	(b	)	2,701	45,814	—	6,042	2,701	51,856	54,557	9,023	2002	5-35
Marriott—Tysons Corner	(b	)	3,897	43,528	—	9,308	3,897	52,836	56,733	8,848	2002	5-35
Renaissance Concourse	(a	)	—	32,716	—	3,522	—	36,238	36,238	3,106	2005	5-35
Renaissance Harborplace	109,134		25,085	102,707	—	8,338	25,085	111,045	136,130	9,707	2005	5-35
Renaissance LAX			7,800	52,506	—	458	7,800	52,964	60,764	1,908	2007	5-35
Renaissance Long Beach	35,000		10,437	37,300	—	9,430	10,437	46,730	57,167	3,640	2005	5-35
Renaissance Orlando Resort at Sea World	88,000		—	119,733	—	18,461	—	138,194	138,194	11,451	2005	5-35
Renaissance Washington D.C.	135,000		14,563	132,800	—	6,246	14,563	139,046	153,609	11,907	2005	5-35
Renaissance Westchester	30,000		12,874	33,237	—	7,380	12,874	40,617	53,491	3,188	2005	5-35
Residence Inn—Manhattan Beach	(a	)	7,990	8,024	—	1,473	7,990	9,497	17,487	1,349	2003	5-35
Residence Inn—Rochester			225	9,652	173	990	398	10,642	11,040	1,349	2004	5-35
Sheraton—Cerritos			—	24,737	—	3,563	—	28,300	28,300	2,182	2005	5-35
Valley River Inn—Eugene	(b	)	1,806	14,113	—	2,083	1,806	16,196	18,002	2,764	2002	5-35
W Hotel—San Diego	65,000		6,400	85,131	—	95	6,400	85,226	91,626	4,745	2006	5-35
Wyndham—Houston	34,000		6,184	35,628	—	6,021	6,184	41,649	47,833	6,999	2002	5-35

Total	$946,134		$255,884	$1,975,157	$9,348	$264,901	$265,232	$2,240,058	$2,505,290	$260,679

SUNSTONE HOTEL INVESTORS, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2007

(In Thousands)

	Encmbr.	Initial costs		Cost Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2007(1)		Totals	Accum. Depr.	Date of Constr.	Date Acq.	Depr. Life
		Land	Bldg. and Impr.	Land	Bldg. and Impr	Land	Bldg. and Impr.
Investments in Other Real Estate
TCS—Rochester	$4,812	$1,600	$—	$—	$7,425	$1,600	$7,425	$9,025	$1,376	N/A	1999	5-35
Office Building—Troy		2,224	2,140	—	—	2,224	2,140	4,364	154	N/A	2006	5-35
Land held for future development or sale	—	4,500	—	(3,990)	—	510	—	510	—	N/A	1999	5-35

	$4,812	$8,324	$2,140	$(3,990)	$7,425	$4,334	$9,565	$13,899	$1,530

(1)	The aggregate cost of properties for federal income tax purposes is approximately $2.7 billion at December 31, 2007.

	Hotel Properties			Other Real Estate Investments
	2007	2006	2005	2007	2006	2005
(1) Reconciliation of land and buildings and improvements:
Balance at the beginning of the year	$2,155,658	$1,768,216	$1,157,110	$13,826	$6,518	$6,286
Additions during year:
Acquisitions	395,401	474,906	895,608	—	4,360	—
Improvements	96,839	89,126	28,252	525	2,948	232
Reclassifications to discontinued operations	(8,146)	(12,055)	(284,459)	—	—	—
Disposals during the year	(134,462)	(164,535)	(28,295)	(452)	—	—

Balance at the end of the year	$2,505,290	$2,155,658	$1,768,216	$13,899	$13,826	$6,518

(2) Reconciliation of accumulated depreciation:
Balance at the beginning of the year	$211,199	$176,715	$134,159	$1,206	$977	$824
Depreciation for the year	83,241	70,383	47,993	324	229	153
Reclassifications to discontinued operations	(4,693)	(4,079)	(962)	—	—	—
Retirement	(29,068)	(31,820)	(4,475)	—	—	—

Balance at the end of the year	$260,679	$211,199	$176,715	$1,530	$1,206	$977

(a)	Property is pledged as collateral by the note payable secured by deed of trust dated October 26, 2004 with a current balance at December 31, 2007 of $248,164,000.
(b)	Property is pledged as collateral by the note payable secured by deed of trust dated April 29, 2005 with a current balance at December 31, 2007 of $273,041,000.